Exhibit 99.1

TABLE OF CONTENTS TO FINANCIAL STATEMENTS

Page

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES
Report of Independent Registered Certified Public Accounting Firm	2
Consolidated Financial Statements as of December 31, 2010 and 2009 and for the Years Ended December 31, 2010, 2009 and 2008:
Balance Sheets	3
Statements of Income	4
Statements of Stockholders’ Equity and Comprehensive Income	5
Statements of Cash Flows	6
Notes to Financial Statements	7

Report of Independent Registered Certified Public Accounting Firm

The Board of Directors and Stockholders of

Walter Investment Management Corp.

We have audited the accompanying consolidated balance sheets of Walter Investment Management Corp. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Walter Investment Management Corp. and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Walter Investment Management Corp.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 8, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Tampa, Florida

March 8, 2011

except for Note 21, as to which the date is

January 13, 2012

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED

BALANCE SHEETS

	December 31,
	2010	2009
	(In thousands, except share and per share data)

ASSETS
Cash and cash equivalents	$114,352	$99,286
Restricted cash and cash equivalents	52,289	51,654
Receivables, net	2,643	3,052
Servicing advances and receivables, net	11,223	—
Residential loans, net of allowance for loan losses of $15,907 and $17,661, respectively	1,621,485	1,644,346
Subordinate security	1,820	1,801
Real estate owned	67,629	63,124
Deferred debt issuance costs	19,424	18,450
Deferred income tax asset, net	221	—
Other assets	4,404	5,961

Total assets	$1,895,490	$1,887,674

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and other accrued liabilities	$33,556	$29,860
Dividend payable	13,431	13,248
Deferred income tax liabilities, net	—	173
Mortgage-backed debt	1,281,555	1,267,454
Servicing advance facility	3,254	—
Accrued interest	8,206	8,755

Total liabilities	1,340,002	1,319,490

Commitments and contingencies (Note 21)	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized — 10,000,000 shares
Issued and outstanding — 0 shares at December 31, 2010 and 2009, respectively	—	—
Common stock, $0.01 par value per share:
Authorized — 90,000,000 shares
Issued and outstanding — 25,785,693 and 25,642,889 shares at December 31, 2010 and 2009, respectively	258	256
Additional paid-in capital	127,143	122,552
Retained earnings	426,836	443,433
Accumulated other comprehensive income	1,251	1,943

Total stockholders’ equity	555,488	568,184

Total liabilities and stockholders’ equity	$1,895,490	$1,887,674

The following table presents the assets and liabilities of the Company’s consolidated variable interest entities, or securitization trusts, which are included in the Consolidated Balance Sheet above. The assets in the table below include those assets that can only be used to settle obligations of the consolidated securitization trusts. The liabilities in the table below include third-party liabilities of the consolidated securitization trusts only, and for which, creditors or beneficial interest holders do not have recourse to the Company, and exclude intercompany balances that eliminate in consolidation.

	December 31,
	2010	2009
	(In thousands)

ASSETS OF THE CONSOLIDATED SECURITIZATION TRUSTS THAT CAN ONLY BE USED TO SETTLE THE OBLIGATIONS OF THE CONSOLIDATED SECURITIZATION TRUSTS:
Restricted cash	$42,859	$42,691
Residential loans, net of allowance for loan losses of $15,217 and $14,201, respectively	1,527,830	1,310,710
Real estate owned	38,234	41,143
Deferred debt issuance costs	19,424	18,450

Total assets	$1,628,347	$1,412,994

LIABILITIES OF THE CONSOLIDATED SECURITIZATION TRUSTS FOR WHICH CREDITORS OR BENEFICIAL INTEREST HOLDERS DO NOT HAVE RECOURSE TO THE COMPANY:
Accounts payable and other accrued liabilities	$387	$556
Mortgage-backed debt	1,281,555	1,267,454
Accrued interest	8,206	8,755

Total liabilities and stockholders’ equity	$1,290,148	$1,276,765

The accompanying notes are an integral part of the consolidated financial statements.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED

STATEMENTS OF INCOME

	Year Ended December 31,
	2010	2009	2008
	(In thousands, except share and per share data)

Net interest income:
Interest income	$166,188	$175,372	$191,063
Less: Interest expense	82,711	89,726	102,115
Less: Interest rate hedge ineffectiveness	—	—	16,981

Total net interest income	83,477	85,646	71,967
Less: Provision for loan losses	6,526	9,441	13,103

Total net interest income after provision for loan losses	76,951	76,205	58,864

Non-interest income:
Premium revenue	9,163	10,041	9,233
Servicing revenue and fees	2,267	—	—
Other income, net	3,299	2,929	420

Total non-interest income	14,729	12,970	9,653

Non-interest expenses:
Claims expense	2,319	4,483	5,180
Salaries and benefits	27,495	20,568	15,934
Legal and professional	3,830	4,166	1,249
Occupancy	1,490	1,364	1,509
Technology and communication	2,955	2,980	1,404
Depreciation and amortization	383	436	416
General and administrative	12,602	10,966	9,811
Gain on mortgage-backed debt extinguishment	(4,258)	—	—
Real estate owned expenses, net	6,519	5,741	7,865
Related party — allocated corporate charges	—	853	3,469
Goodwill impairment charges	—	—	12,291
Provision for estimated hurricane insurance losses	—	—	3,853

Total non-interest expenses	53,335	51,557	62,981

Income before income taxes	38,345	37,618	5,536
Income tax expense (benefit)	1,277	(76,161)	3,099

Net income	$37,068	$113,779	$2,437

Basic earnings per common and common equivalent share	$1.38	$5.26	$0.12
Diluted earnings per common and common equivalent share	$1.38	$5.25	$0.12
Total dividends declared per common and common equivalent share	$2.00	$1.50	$—
Weighted average common and common equivalent shares outstanding — basic	26,431,853	21,496,369	19,871,205
Weighted average common and common equivalent shares outstanding — diluted	26,521,311	21,564,621	19,871,205

The accompanying notes are an integral part of the consolidated financial statements.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’

EQUITY AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 and 2008

	Total	Member Unit/ Common Stock		Additional Paid-In Capital	Comprehensive Income	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Receivable from Walter Energy
		Shares	Amount
	(In thousands, except share data)

Balance at December 31, 2007	$136,401	—	$—	$68,396		$681,519	$(3,830)	$(609,684)
Comprehensive income:
Net income	2,437				$2,437	2,437
Other comprehensive income (loss), net of tax:
Change in postretirement benefit plans, net of $69 tax effect	(106)				(106)		(106)
Net amortization of realized gain on hedges, net of $137 tax effect	(258)				(258)		(258)
Net recognized loss on hedges, net of $3,329 tax effect	6,130				6,130		6,130

Comprehensive income					$8,203

Effects of changing the plan measurement date pursuant to FASB Statement 158:
Service cost and interest cost for October 1, 2007 — December 31, 2007, net of $92 tax effect	171					171
Amortization of actuarial gain and prior service cost for October 1, 2007 — December 31, 2007, net of $102 tax effect	(189)						(189)
Net activity with Walter Energy, Inc.	265,917			(17,077)				282,994
Share-based compensation	974			974

Balance at December 31, 2008	411,477	—	—	52,293		684,127	1,747	(326,690)
Comprehensive income:
Net income	113,779				$113,779	113,779
Other comprehensive income (loss), net of tax:
Change in postretirement (loss) plans, net of $502 tax effect	(41)				(41)		(41)
Net unrealized gain on subordinate security, net of $0 tax effect	189				189		189
Net amortization of realized gain on closed hedges, net of $347 tax effect	48				48		48

Comprehensive income					$113,975

Net activity with Walter Energy, Inc.	19,914			(5,172)		(301,604)		326,690
Consummation of spin-off and Merger	(2,508)	19,871,205	199	(2,707)
Share-based compensation	1,352			1,352
Dividends to Walter Investment Management LLC interest-holders	(16,000)					(16,000)
Dividends and dividend equivalents declared	(36,869)					(36,869)
Issuance of restricted stock	—	15,390	—	—
Shares issued upon exercise of stock options	54	6,456	—	54
Cancellation of common stock	—	(162)	—	—
Secondary offering, net of issuance costs	76,789	5,750,000	57	76,732

Balance at December 31, 2009	568,184	25,642,889	256	122,552		443,433	1,943	—
Comprehensive income:
Net income	37,068				$37,068	37,068
Other comprehensive income (loss), net of tax:
3333Change in postretirement (loss) plans, net of $52 tax effect	(431)				(431)		(431)
Net unrealized gain on subordinate security, net of $0 tax effect	19				19		19
Net amortization of realized gain on closed hedges, net of $0 tax effect	(280)				(280)		(280)

Comprehensive income					$36,376

Share-based compensation	3,763			3,763
Shares issued upon exercise of stock options and vesting of RSUs	1,094	161,800	2	1,092
Repurchase and cancellation of common stock	(264)	(18,3333996)	—	(264)
Dividends and dividend equivalents declared	(53,665)					(53,665)

Balance at December 31, 2010	$555,488	25,785,693	$258	$127,143		$426,836	$1,251	$—

The accompanying notes are an integral part of the consolidated financial statements.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009	2008
	(In thousands)
Operating activities:
Net income	$37,068	$113,779	$2,437
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	4,410	7,277	11,122
Recovery of charged-off servicing advances	(2,518)	—	—
Amortization of residential loan discount to interest income	(13,493)	(14,965)	(18,334)
Depreciation and amortization	383	436	416
Loss on disposal of fixed assets	918	—	—
Gain on bargain purchase	(423)	—	—
Gain on mortgage-backed debt extinguishment	(4,258)	—	—
(Gains) losses on real estate owned, net	(3,490)	(1,567)	1,454
Proceeds from sale of mortgage securities classified as trading	—	2,387	—
Benefit from deferred income taxes	(374)	(81,749)	(7,777)
Amortization of deferred debt issuance costs to interest expense	1,084	1,204	1,845
Share-based compensation	3,763	1,352	974
Goodwill impairment charges	—	—	12,291
Other	(450)	(550)	(258)
Decrease (increase) in assets, net of effect of acquisitions:
Receivables	(145)	(3,108)	(3,802)
Servicing advances and receivables, net	(1,835)	—	—
Other	1,940	(770)	(649)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable and other accrued liabilities	(140)	(3,799)	(3,919)
Accrued interest	(549)	(965)	(2,236)

Cash flows provided by (used in) operating activities	21,891	18,962	(6,436)

Investing activities:
Purchases of residential loans	(73,650)	—	—
Principal payments received on residential loans	99,235	117,388	148,432
Cash proceeds from sales of real estate owned, net	4,758	10,048	11,370
Additions to property and equipment, net	340	(2,176)	42
(Increase) decrease in restricted cash and cash equivalents	198	(2,665)	19,924
Acquisition of business, net of cash acquired	1,685	774	—

Cash flows provided by investing activities	32,566	123,369	179,768

Financing activities:
Issuance of mortgage-backed debt	134,355	—	25,000
Payments on mortgage-backed debt	(79,670)	(108,169)	(358,459)
Mortgage-backed debt extinguishment	(36,152)	—	—
Servicing advance facility, net	(2,760)	—	—
Net activity with Walter Energy	—	26,583	158,324
Dividends to Walter Investment Management LLC interest-holders	—	(16,000)	—
Dividends and dividend equivalents paid	(53,482)	(23,621)	—
Shares issued upon exercise of stock options and vesting of RSUs	1,094	54	—
Repurchase and cancellation of common stock	(264)	—	—
Secondary offering, net of issuance costs	—	76,789	—
Debt issuance costs paid	(2,512)	—	—

Cash flows used in financing activities	(39,391)	(44,364)	(175,135)

Net increase (decrease) in cash and cash equivalents	15,066	97,967	(1,803)
Cash and cash equivalents at beginning of year	99,286	1,319	3,122

Cash and cash equivalents at end of year	$114,352	$99,286	$1,319

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$81,587	$89,480	$119,600
Cash paid for income taxes	$1,291	$5,551	$12,443
Supplemental Disclosure of Non-Cash Investing & Financing Activities:
Real estate owned acquired through foreclosure	$78,653	$79,640	$67,220
Residential loans originated to finance the sale of real estate owned	$73,038	$56,301	$42,345
Residential loans acquired with warehouse proceeds and/or advances from Walter Energy	$—	$2,504	$107,593
Dividends to Walter Energy	$—	$306,458	$17,077
Dividends and dividend equivalents declared, not yet paid	$13,431	$13,248	$—
Consummation of reverse acquisition with Hanover	$—	$2,186	$—

The accompanying notes are an integral part of the consolidated financial statements.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business and Basis of Presentation

The Company is a mortgage servicer and mortgage portfolio owner specializing in credit-challenged, non-conforming residential loans primarily in the southeastern United States, or U.S. The Company originates, purchases, and provides property insurance for residential loans. The Company also provides ancillary mortgage advisory services. At December 31, 2010, the Company had five wholly owned, primary subsidiaries: Hanover Capital Partners 2, Ltd., doing business as Hanover Capital, Walter Mortgage Company, LLC, or WMC, Best Insurors, Inc., or Best, Walter Investment Reinsurance Company, Ltd., or WIRC, and Marix Servicing LLC, or Marix.

The Company’s business, headquartered in Tampa, Florida, was established in 1958 as the financing segment of Walter Energy, Inc., formerly known as Walter Industries, Inc., or Walter Energy. Throughout the Company’s history, it purchased residential loans originated by Walter Energy’s homebuilding affiliate, Jim Walter Homes, Inc., or JWH, originated and purchased residential loans on its own behalf, and serviced these residential loans to maturity. The Company has continued these servicing activities since spinning off from Walter Energy in 2009. In 2010, the Company began acquiring pools of residential loans. Over the past 50 years, the Company has developed significant expertise in servicing credit-challenged accounts through its differentiated high-touch approach which involves significant face-to-face borrower contact by trained servicing personnel strategically located in the markets where its borrowers reside. As of December 31, 2010, the Company serviced approximately 34,000 individual residential loans for its owned portfolio and approximately 5,500 for other investors.

Throughout this Annual Report on Form 10-K, references to “residential loans” refer to residential mortgage loans and residential retail installment agreements and references to “borrowers” refer to borrowers under our residential mortgage loans and installment obligors under our residential retail installment agreements.

The Spin-off from Walter Energy

On September 30, 2008, Walter Energy outlined its plans to separate its Financing business from its core Natural Resources business through a spin-off to stockholders. Immediately prior to the spin-off, substantially all of the assets and liabilities related to the Financing business were contributed, through a series of transactions, to Walter Investment Management LLC, or WIM, in return for all of WIM’s membership units. See Note 3 for further information.

The combined financial statements of WMC, Best and WIRC (collectively representing substantially all of Walter Energy’s Financing business prior to the spin-off) are considered the predecessor to WIM for accounting purposes. Under Walter Energy’s ownership, the Financing business operated through separate subsidiaries. A direct ownership relationship did not exist among the legal entities prior to the contribution to WIM.

The Merger with Hanover Capital

On September 30, 2008, Walter Energy and WIM entered into a definitive agreement to merge WIM with Hanover Capital Mortgage Holdings, Inc., or Hanover, which agreement was amended and restated on February 17, 2009. On April 17, 2009, Hanover completed the transactions, or the Merger, contemplated by the Second Amended and Restated Agreement and Plan of Merger (as amended on April 17, 2009, or the Merger Agreement) by and among Hanover, Walter Energy, WIM, and JWH Holding Company, LLC, or JWHHC. The Merger constitutes a reverse acquisition for accounting purposes. As such, the pre-acquisition financial statements of WIM are treated as the historical financial statements of Walter Investment Management Corporation.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

The merged business, together with its consolidated subsidiaries, was renamed Walter Investment Management Corp. on April 17, 2009 and is referred to herein as “Walter Investment” or the “Company”. See Note 3 for further information.

The Acquisition of Marix Servicing, LLC

On August 25, 2010, the Company entered into a definitive agreement with Marathon Asset Management, L.P., or Marathon, and an individual seller to purchase 100% of the outstanding ownership interests of Marix. The acquisition was effective as of November 1, 2010. See Note 4 for further information.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The consolidated financial statements include the accounts of Walter Investment, its wholly owned subsidiaries and variable interest entities, or VIEs, of which the Company is the primary beneficiary. All significant intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. The results of operations for acquired companies are included from the respective date of acquisition.

General corporate expenses incurred prior to April 17, 2009 and reported in the 2008 and 2009 financial statements contain allocations of operating costs between WIM and its former parent, Walter Energy. The costs include risk management, executive salaries, and other centralized business functions and were allocated to Walter Energy’s subsidiaries based on estimated annual revenues. Such costs were recorded in the caption ‘related party-allocated corporate charges’ in the accompanying statements of income and were $0.9 million and $3.5 million for the years ended December 31, 2009 and 2008, respectively. Certain costs incurred by Walter Energy that were considered directly related to WIM were charged to WIM and recorded in the caption ‘general and administrative’ in the accompanying statements of income. These costs approximated $0.1 million and $1.1 million for the years ended December 31, 2009 and 2008, respectively. Management believes these allocations are made on a reasonable basis; however, the financial statements included herein may not necessarily reflect Walter Investment’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had WIM operated as a stand-alone entity prior to April 17, 2009.

Principles of Consolidation

The Company has historically funded its residential loans through the securitization market. In particular, the Company organized Mid-State Trust II, or Trust II (whose assets are pledged to Trust IV), Mid-State Trust IV, or Trust IV, Mid-State Trust VI, or Trust VI, Mid-State Trust VII, or Trust VII, Mid-State Trust VIII, or Trust VIII, Mid-State Trust X, or Trust X, Mid-State Trust XI, or Trust XI, Mid-State Capital Corporation 2004-1 Trust, or Trust 2004-1, Mid-State Capital Corporation 2005-1 Trust, or Trust 2005-1, and Mid-State Capital Corporation 2006-1 Trust, or Trust 2006-1, for the purpose of purchasing residential loans from JWH with the net proceeds from the issuance of mortgage-backed or asset-backed notes. Mid-State Capital Trust 2010-1, or Trust 2010-1 was organized for the purpose of leveraging a portion of the Company’s existing unencumbered residential loan portfolio. The Company acquired the Hanover Capital Grantor Trust from Hanover as part of the Merger. The Company has aggregated these securitizations into one group representing the securitizations of residential loans, (collectively, the Securitization Trusts or Trusts). The beneficial interests in the Trusts are owned either directly by Walter Investment, or indirectly by Mid-State Capital, LLC, or Mid-State, a wholly-owned subsidiary of Walter Investment.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

The Company evaluates each securitization trust for classification as a VIE at the date of initial involvement with the securitization trust. When a securitization trust meets the definition of a VIE and the Company determines that it is the primary beneficiary, the Company includes the securitization trust in the Company’s consolidated financial statements. This is evidenced by the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. The Company takes into account all of its involvement with the VIE identifying the implicit or explicit variable interests that individually or in the aggregate could be significant enough to warrant the designation as the primary beneficiary. The Company consolidates all of its VIEs. The Company reassesses whether it is the primary beneficiary on a continuous basis and whether the securitization trusts are VIEs upon certain events that affect the securitization trust’s equity investment at risk or upon certain changes in the securitization trust’s activities. See Note 7 for additional information.

Reclassifications

In order to provide comparability between periods presented, certain immaterial amounts have been reclassified from the previously reported consolidated financial statements to conform to the consolidated financial statement presentation of the current period. The Company reclassified certain real estate owned, or REO, expenses from provision for loan losses to real estate owned expenses, net on the consolidated statements of income. Additionally, the Company reclassified certain servicing advance related provision amounts from other income to premium revenue and general and administrative expenses.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company’s material estimates and assumptions primarily arise from risks and uncertainties associated with interest rate volatility, prepayment volatility and credit exposure and relate to the allowance for loan losses, valuation of residential loans, REO, and mortgage-backed debt. Although management is not currently aware of any factors that would significantly change its estimates and assumptions in the near term, future changes in market conditions may occur which could cause actual results to differ materially.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and cash equivalents, and residential loans.

The Company maintains cash and cash equivalents with federally insured financial institutions and at times these balances may exceed insurable amounts. Concentrations of credit risk with respect to residential loans are limited due to the large number of customers and their dispersion across many geographic areas. However, of the gross amount of residential loans, 35%, 15%, 8%, 6%, 7% and 6% are secured by homes located in the states of Texas, Mississippi, Alabama, Louisiana, Florida and South Carolina, respectively, at December 31, 2010 and 34%, 15%, 9%, 7%, 6% and 6%, respectively, at December 31, 2009. As of December 31, 2010 and 2009, the Company did not have a material amount of negative amortizing loans, teaser rate loans or interest-only loans.

The Company provides insurance to homeowners primarily in the southeastern U.S. and, due to the concentration in this area, is subject to risk of loss due to the threat of hurricanes and other natural disasters.

Cash and Cash Equivalents

Cash and cash equivalents include short-term deposits and highly liquid investments that have original maturities of three months or less when purchased and are stated at cost which approximates market. The Company held $7.5 million in a certificate of deposit at December 31, 2009.

Restricted cash and cash equivalents

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Restricted cash and cash equivalents relate primarily to funds collected on residential loans owned by the Company’s various securitization trusts (see Note 7), which are available only to pay expenses and principal and interest on indebtedness of the securitization trusts. Restricted cash equivalents at December 31, 2010 and 2009 include short-term deposits in FDIC-insured accounts and compensating balances. Restricted cash equivalents also include $5.9 million at December 31, 2010 and 2009, respectively held in an insurance trust account. The insurance trust account, which secures payments under the Company’s reinsurance agreements, replaced a $5.9 million letter of credit canceled by the Company in June 2009. The funds in the insurance trust account include investments in money market funds. As part of the Marix acquisition, the Company is required to maintain cash investments in support of letters of credit issued by third party banks in connection with certain Marix servicing and lease contracts in the amount of $0.8 million at December 31, 2010.

Residential Loans and Revenue Recognition

Residential loans consist of residential mortgage loans and residential retail installment agreements originated by the Company and acquired from other originators, principally JWH, or more recently, acquired as part of a pool. Residential loans originated for or acquired from JWH are initially recorded at the discounted value of the future payments using an imputed interest rate, net of yield adjustments such as deferred loan origination fees and associated direct costs, premiums and discounts and are stated at amortized cost. The imputed interest rate used represents the estimated prevailing market rate of interest for credit of similar terms issued to borrowers with similar credit. The Company has had minimal origination activity subsequent to May 1, 2008, when the Company ceased purchasing new originations from JWH or providing financing to new customers of JWH. New originations subsequent to May 1, 2008 relate to the financing of sales of REO properties. The imputed interest rate on these financings is based on observable market mortgage rates, adjusted for variations in expected credit losses where market data is unavailable. Variations in the estimated market rate of interest used to initially record residential loans could affect the timing of interest income recognition. Residential loans acquired in a pool are generally purchased at discounts to their unpaid principal balance, are recorded at their purchase price, and stated at amortized cost.

Interest income on the Company’s residential loans is a combination of the interest earned based on the outstanding principal balance of the underlying loan, the contractual terms of the mortgage loan and retail installment agreement and the amortization of yield adjustments, principally premiums and discounts. The retail installment agreement states the maximum amount to be charged to borrowers, and ultimately recognized as interest income, based on the contractual number of payments and dollar amount of monthly payments. Yield adjustments are deferred and recognized over the estimated life of the loan as an adjustment to yield using the level yield method. The Company uses actual and estimated cash flows to derive an effective level yield. Residential loan pay-offs received in advance of scheduled maturity (voluntary prepayments) affect the amount of interest income due to the recognition at that time of any remaining unamortized premiums or discounts arising from the loan’s inception.

Residential loans are placed on non-accrual status when any portion of the principal or interest is 90 days past due. When placed on non-accrual status, the related interest receivable is reversed against interest income of the current period. Interest income on non-accrual loans, if received, is recorded using the cash method of accounting. Residential loans are removed from non-accrual status when the amount financed and the

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

associated interest are no longer over 90 days past due. If a non-accrual loan is returned to accruing status the accrued interest, at the date the residential loan is placed on non-accrual status, and forgone interest during the non-accrual period, are recorded as interest income as of the date the loan no longer meets the non-accrual criteria. The past due or delinquency status of residential loans is generally determined based on the contractual payment terms. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with the bankruptcy court approved mortgage payment obligations. Loan balances are charged off when it becomes evident that balances are not fully collectible.

The Company sells REO which was foreclosed from borrowers in default of their loans or notes. Sales of REO involve the sale and, in most circumstances, the financing of both the home and related real estate. Revenues from the sales of REO are recognized by the full accrual method where appropriate. However, the requirement for a minimum 5% initial cash investment (for primary residences), frequently is not met. When this is the case, losses are immediately recognized, and gains are deferred and recognized by the installment method until the borrower’s investment reaches the minimum 5%. At that time, revenue is recognized by the full accrual method.

Acquired loans follow the accounting guidance for loans and debt securities acquired with deteriorated credit quality, when applicable. At acquisition, the Company reviews each loan or pool of loans to determine whether there is evidence of deterioration in credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The Company considers expected prepayments and estimates the amount and timing of undiscounted expected principal, interest and other cash flows for each loan or pool of loans meeting the criteria above, and determines the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference). The remaining amount, representing the excess or deficit of the loan’s or pool’s cash flows expected to be collected over the amount paid, is accreted or amortized into interest income over the remaining life of the loan or pool (accretable yield). These loans are reflected in the consolidated balance sheets net of these discounts.

Periodically, the Company evaluates the expected cash flows for each loan or pool of loans. An additional allowance for loan losses is recognized if it is probable the Company will not collect all of the cash flows expected to be collected as of the acquisition date. If the re-evaluation indicates a loan or pool of loan’s expected cash flows has significantly increased when compared to previous estimates, the prospective yield will be increased to recognize the additional income over the life of the asset.

Allowance for Loan Losses on Residential Loans

The allowance for loan losses represents management’s estimate of probable incurred credit losses inherent in our residential loan portfolio as of the balance sheet date. The Company has one portfolio segment and class that consist primarily of less-than prime, credit challenged residential loans. The risk characteristics of the portfolio segment and class relate to credit exposure. The method for monitoring and assessing the credit risk is the same throughout the portfolio. The allowance for loan losses on residential loans includes two components: (1) specifically identified residential loans that are evaluated individually for impairment and (2) all other residential loans that are considered a homogenous pool that are collectively evaluated for impairment.

The Company reviews all residential loans for impairment and determines a residential loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect amounts due according to the original contractual terms of the loan agreement. Factors considered in assessing collectability include, but are not limited to, a borrower’s extended delinquency and the initiation of foreclosure proceedings. Loans that experience insignificant payment delays and payment shortfalls generally

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

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(Continued)

are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The Company determines a specific impairment allowance generally based on the difference between the carrying value of the residential loan and the estimated fair value of the collateral.

The determination of the level of the allowance for loan losses and, correspondingly, the provision for loan losses, for the residential loans evaluated collectively is based on, but not limited to, delinquency levels and trends, default frequency, prior loan loss severity experience, and management’s judgment and assumptions regarding various matters, including the composition of the residential loan portfolio, known and inherent risks in the portfolio, the estimated value of the underlying real estate collateral, the level of the allowance in relation to total loans and to historical loss levels, current economic and market conditions within the applicable geographic areas surrounding the underlying real estate, changes in unemployment levels and the impact that changes in interest rates have on a borrower’s ability to refinance their loan and to meet their repayment obligations. Management continuously evaluates these assumptions and various other relevant factors impacting credit quality and inherent losses when quantifying our exposure to credit losses and assessing the adequacy of our allowance for such losses as of each reporting date. The level of the allowance is adjusted based on the results of management’s analysis. Generally, as residential loans age, the credit exposure is reduced, resulting in decreasing provisions.

Given continuing pressure on residential property values, especially in our southeastern U.S. market, continued high unemployment and a generally uncertain economic backdrop, we expect the allowance for loan losses to continue to remain elevated until such time as we experience a sustained improvement in the credit quality of the residential loan portfolio. The future growth of the allowance is highly correlated to unemployment levels and changes in home prices within our markets.

While we consider the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary if circumstances differ substantially from the assumptions used by management in determining the allowance for loan losses.

Real Estate Owned

REO, which consists of real estate acquired in satisfaction of residential loans, is recorded at the lower of cost or estimated fair value less estimated costs to sell, based upon historical resale recovery rates and current market conditions, with any difference between the fair value of the property and the carrying value of the loan recorded as a charge-off. Subsequent declines in value are reported as adjustments to the carrying amount and are recorded in real estate owned expenses, net. Gains or losses resulting from the sale of REO are recognized in real estate owned expenses, net at the date of sale. Costs relating to the improvement of the property are capitalized to the extent the balance does not exceed fair value, whereas those relating to maintaining the property are charged to real estate owned expenses, net.

Servicing Revenue and Fees

As a result of the Marix acquisition, the Company earns fees for servicing mortgage loans for third party investors as defined by the respective servicing agreements. Incentive fees are recognized in the final period in which required performance, by the mortgagor, is completed. In addition, under typical servicing contracts, the Company retains all or a portion of late fees and other ancillary fees paid by borrowers and earns certain customary market-based fees such as boarding and de-boarding fees, reperforming fees and modification fees, as well as interest on funds on deposit in custodial or escrow accounts.

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(Continued)

The Company receives a monthly base per loan fee and is entitled to incentive compensation from several mortgage insurance companies for providing servicing activities such as initiating loss mitigation proceedings, accepting loss mitigation work-out calls, identifying mortgagor’s interest in resolution of delinquency and updating mortgagors’ information on behalf of the mortgage insurance companies.

Servicing Advances

In the ordinary course of servicing residential loans and pursuant to certain servicing agreements, the Company routinely advances for the principal and interest portion of delinquent mortgage payments to investors prior to the collection from borrowers provided that the Company determines these advances are recoverable from either the borrower or the liquidation of the property. In addition, the Company is required under certain servicing contracts to ensure that property taxes and insurance premiums are paid and to process foreclosures. Generally, the Company recovers such advances from borrowers for reinstated or performing loans, proceeds from liquidation of the property, from investors, or the securitization trusts as it relates to the owned residential loan portfolio, to the extent other sources are insufficient. Most of the Company’s servicing agreements provide that servicing advances made under the respective agreements have a priority over all other cash payments from the proceeds of the residential loan, and in the majority of cases, the proceeds of the pool of residential loans, which are the subject of that servicing agreement. As a result, the Company is entitled to repayment from loan proceeds before any interest or principal is paid to the bondholders, and in the majority of cases, advances in excess of loan proceeds may be recovered from pool level proceeds.

The Company establishes an allowance on servicing advances based on an analysis of the underlying loans. The allowance reflects an amount, which, in management’s judgment, is adequate to provide for probable losses after giving consideration to the historical loss experience. During the fourth quarter of 2010, the Company performed an analysis of the historical collection rates for the servicing advances related to the Company’s owned residential loan portfolio which resulted in a change to the estimate of the allowance for uncollectible advances. The effect of this change in estimate was to increase servicing advances and receivables, net balances by approximately $2.5 million, with a corresponding increase to premium revenue and general and administrative expenses. The change in estimate increased net income by $2.5 million and net income per both basic and diluted share by $0.09 for the year ended December 31, 2010.

Custodial Accounts

In connection with its servicing activities, the Company has a fiduciary responsibility for servicing accounts related to borrower escrow funds and custodial funds due to investors, aggregating approximately $24.0 million as of December 31, 2010. These funds are maintained in segregated bank accounts, which do not represent assets and liabilities of the Company, and accordingly, are not reflected in the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and are recorded within other assets. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets. Gains and losses upon disposition are reflected in the statements of income in the period of disposition. Maintenance and repair costs are charged to expense as incurred.

Accounting for the Impairment of Long-Lived Assets and Goodwill

Long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable and, in the case of goodwill, at least annually. The Company periodically evaluates whether events and circumstances have occurred that indicate possible impairment.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

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(Continued)

The Company uses estimates of future cash flows of the related asset, asset grouping or reporting unit in measuring whether the assets are recoverable. Changes in market conditions and actual or estimated future cash flows could have an impact on the recoverability of such assets, resulting in future impairment charges.

In 2008, the Company recorded a charge of $12.3 million for the impairment of goodwill. As a result of further deterioration in the less-than-prime mortgage markets, the Company analyzed its goodwill for potential impairment. The fair value was determined using a discounted cash flow approach which indicated that the carrying value exceeded the fair value and that there was no implied value of goodwill. The discount rate of interest used to determine both the fair value of the reporting unit and the implied value of goodwill was a contributing factor in this impairment charge. The continued increase in perceived risk in the financial services markets resulted in a significant increase in the discount rate applied to the projected future cash flows, as compared to the discount rate applied to similar analyses performed in previous periods. As a result of this write-off, the Company no longer has any goodwill on its balance sheet.

Mortgage-Backed Debt

The Company’s mortgage-backed debt is carried at amortized cost. Deferred debt issuance costs represent debt issue costs related to the mortgage-backed debt of the securitization trusts. These costs and discounts, if any, are amortized into interest expense over the life of the securitization trusts using the interest method.

Hedging Activities

The Company has, in the past, entered into interest rate hedge agreements designed to reduce the risk of rising interest rates on the forecasted amount of securitization debt to be issued to finance residential loans. Changes in the fair value of interest rate hedge agreements that were designated and effective as hedges were recorded in accumulated other comprehensive income (loss), or AOCI. Deferred gains or losses from settled hedges determined to be effective have been reclassified from AOCI to interest expense in the statement of income in the same period as the underlying transactions were recorded and are recognized in the caption ‘interest expense’. Cash flows from hedging activities are reported in the statement of cash flows in the same classification as the hedged item. Changes in the fair value of interest rate hedge agreements that are not effective are immediately recorded in the statement of income. There were no hedges outstanding as of December 31, 2010 and 2009, respectively.

Insurance Claims (Hurricane Losses)

Accruals for property liability claims and claims expense are recognized when probable and reasonably estimable at amounts necessary to settle both reported and unreported claims of insured property liability losses, based upon the facts in each case and the Company’s experience with similar matters. The establishment of appropriate accruals, including accruals for catastrophes such as hurricanes, is an inherently uncertain process. Accrual estimates are regularly reviewed and updated, using the most current information available.

The Company recorded a provision of $3.9 million in 2008 for hurricane insurance losses, net of reinsurance proceeds received from unrelated insurance carriers. These estimates were recorded for claims losses as a result of damage from Hurricanes Ike and Gustav in the Company’s geographic footprint. There were no significant hurricane losses in the other years presented.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

The following table provides a reconciliation of the liability for unpaid claims and claim adjustment expenses for the years ended December 31 (in thousands):

	2010	2009	2008

Gross liability, beginning of year	$1,015	$2,906	$1,510
Less: Reinsurance recoverables	—	—	(79)

Net liability, beginning of year	1,015	2,906	1,431
Incurred losses related to:
Current year	2,748	4,801	8,759
Prior years	(429)	(318)	(236)

Total incurred	2,319	4,483	8,523
Paid related to:
Current year	2,292	4,136	6,593
Prior years	586	2,238	648
Less: Reinsurance recoveries	—	—	(193)

Total Paid	2,878	6,374	7,048
Net liability, end of year	456	1,015	2,906
Plus: Reinsurance recoverables	—	—	—

Gross liability, end of year	$456	$1,015	$2,906

Reported claims liability	$206	$365	$1,505
Incurred but not reported claims liability	250	650	1,401

Gross liability, end of year	$456	$1,015	$2,906

Share-Based Compensation Plans

The Company has in effect stock incentive plans under which restricted stock, restricted stock units and non-qualified stock options have been granted to employees and non-employee members of the Board of Directors. The Company is required to estimate the fair value of share-based awards on the date of grant. The value of the award is principally recognized as expense using the graded method over the requisite service periods. The fair value of the Company’s restricted stock and restricted stock units is generally based on the average of the high and low market price of its common stock on the date of grant. The Company has estimated the fair value of non-qualified stock options as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes model considers, among other factors, the expected life of the award, the expected volatility of the Company’s stock price and expected dividends.

Income Taxes

The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or Code, and the corresponding provisions of state law. To qualify as a REIT the Company must distribute at least 90% of its annual REIT taxable income to stockholders (not including taxable income retained in its taxable subsidiaries) within the timeframe set forth in the Code and also meet certain other requirements.

The Company assesses its tax positions for all open tax years and determines whether it has any material unrecognized liabilities in accordance with the guidance on accounting for uncertain tax positions. The Company classifies interest and penalties on uncertain tax positions as general and administrative expenses in its consolidated statements of income.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Basic and Diluted Net Income Available to Common Stockholders per Share

Basic net income available to common stockholders per share is computed by dividing net income available to common stockholders, after the allocation of income to participating securities, by the weighted-average number of common shares outstanding for the period. Diluted net income available to common stockholders per share is computed by dividing net income available to common stockholders, after the allocation of income to participating securities, by the sum of the weighted-average number of common shares outstanding for the period plus the assumed exercise of all dilutive securities, using the treasury stock method.

Litigation and Investigations

The Company is involved in litigation, investigations and claims arising out of the normal conduct of its business. The Company estimates and accrues liabilities resulting from such matters based on a variety of factors, including outstanding legal claims and proposed settlements and assessments by internal counsel of pending or threatened litigation. These accruals are recorded when the costs are determined to be probable and are reasonably estimable. The Company believes it has adequately accrued for these potential liabilities; however, facts and circumstances may change that could cause the actual liabilities to exceed the estimates, or that may require adjustments to the recorded liability balances in the future.

Notwithstanding the foregoing, WMC is a party to a lawsuit entitled Casa Linda Homes, et al. v. Walter Mortgage Company, et al., Cause No. C-2918-08-H, 389th Judicial District Court of Hidalgo County, Texas, claiming breach of contract, fraud, negligent misrepresentation, breach of fiduciary duty and bad faith, promissory estoppel and unjust enrichment. The plaintiffs are seeking actual and exemplary damages, the amount of which have not been specified. The allegations arise from a claim that WMC breached a contract with the plaintiffs by failing to purchase a certain amount of loan pool packages from the corporate plaintiff, a Texas real estate developer. The Company believes the case to be without merit and is vigorously pursuing the defense of the claim.

As discussed in Note 20, Walter Energy is in dispute with the Internal Revenue Service, or IRS, on a number of federal income tax issues. Walter Energy has stated in its public filings that it believes that all of its current and prior tax filing positions have substantial merit and that Walter Energy intends to defend vigorously any tax claims asserted. Under the terms of the tax separation agreement, as discussed in Note 16, between the Company and Walter Energy dated April 17, 2009, Walter Energy is responsible for the payment of all federal income taxes (including any interest or penalties applicable thereto) of the consolidated group, which includes the aforementioned claims of the IRS. However, to the extent that Walter Energy is unable to pay any amounts owed, the Company could be responsible for any unpaid amounts.

Recently Adopted Accounting Guidance

Receivables

In July 2010, the FASB updated the accounting standards to enhance disclosures about the credit quality of financing receivables and the allowance for credit losses, including disclosures regarding credit quality indicators, past due information, and modification of financing receivables. The guidance related to disclosures as of the end of a reporting period was effective for interim and annual reporting periods ending on or after December 15, 2010. The guidance related to disclosures about activity that occurs during a reporting period will be effective for interim and annual reporting periods beginning on or after December 15, 2010. The adoption of this guidance, except for the activity-related disclosures which are required to be adopted in 2011, is included in Note 7.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Consolidation of Variable Interest Entities

In June 2009, the FASB updated the Consolidation guidance to modify certain characteristics that identify a VIE, revise the criteria for determining the primary beneficiary of a VIE, add and additional reconsideration event to determining whether an entity is a VIE, eliminate troubled debt restructurings as an excluded reconsideration event and enhance disclosures regarding involvement with a VIE. The adoption of this guidance on January 1, 2010 did not have a significant impact on the Company’s consolidated financial statements.

Transfers and Servicing

In June 2009, the FASB issued new accounting guidance concerning the accounting for transfers of financial assets which amends the existing derecognition accounting and disclosure guidance. The guidance eliminates the exemption from consolidation for QSPEs, it also requires a transferor to evaluate all existing QSPEs to determine whether the QSPE must be consolidated in accordance with the accounting guidance concerning variable interest entities. The guidance was effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. The adoption of this guidance on January 1, 2010 did not have a significant impact on the Company’s consolidated financial statements.

Fair Value Measurements and Disclosures

In January 2010, the FASB updated the accounting standards to require new disclosures for fair value measurements and to provide clarification for existing disclosure requirements. More specifically, this update requires (a) an entity to disclose separately the amounts of significant transfers in and out of levels 1 and 2 fair value measurements and to describe the reasons for the transfers and (b) information about purchases, sales, issuances, and settlements to be presented separately (i.e., present the activity on a gross basis rather than net) in the roll forward of fair value measurements using significant unobservable inputs (Level 3 inputs). This update clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure for fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The standard was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this guidance on January 1, 2010 did not have a significant impact on the Company’s disclosures. See Note 5 for the additional required disclosures. The portion of the accounting update that the Company has not yet adopted is not expected to have a material impact on the Company’s disclosures.

Subsequent Events

In May 2009, the FASB issued guidelines on subsequent event accounting to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This guidance was subsequently amended in February 2010 to no longer require disclosure of the date through which an entity has evaluated subsequent events. Other than the elimination of the requirement to disclose the date through which management has performed its evaluation of subsequent events (Note 23), the adoption of these guidelines had no impact on the Company’s consolidated financial statements.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Receivables

In April 2010, the FASB updated the accounting standards to clarify that modifications of acquired loans that are accounted for within a pool would not result in the removal of those loans from the pool even if the modification would otherwise be considered a troubled debt restructuring. The guidance was effective for modifications of acquired loans exhibiting characteristics of credit impairment at the time of acquisition that are accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. The adoption of this guidance on December 31, 2010 did not have a significant impact on the Company’s consolidated financial statements.

Recently Issued Accounting Guidance

In December 2010, the FASB issued an accounting standard update focused on the disclosure of supplementary pro-forma information in business combinations. The purpose of the update was to eliminate diversity in practice surrounding the interpretation of select revenue and expense pro-forma disclosures. The update provides guidance as to the acquisition date that should be selected when preparing the pro-forma financial disclosures, in the event that comparative financial statements are presented the acquisition date assumed for the pro-forma disclosure shall be the first day of the preceding, comparative year. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3.	Business Separation from Walter Energy and Merger with Hanover

On September 30, 2008, Walter Energy outlined its plans to separate its Financing business from its core Natural Resources businesses through a spin-off to stockholders and subsequent Merger with Hanover. In furtherance of these plans, on September 30, 2008, Walter Energy and WIM entered into a definitive agreement to merge WIM with Hanover, which agreement was amended and restated on February 17, 2009. To effect the separation, WIM was formed on February 3, 2009, as a wholly-owned subsidiary of Walter Energy, having no independent assets or operations. Immediately prior to the spin-off, substantially all of the assets and liabilities related to the Financing business were contributed, through a series of transactions, to WIM in return for WIM’s membership unit.

On April 17, 2009, the Company completed its separation from Walter Energy. In connection with the separation, WIM and Walter Energy executed the following transactions or agreements which involved no cash:

•	Walter Energy distributed 100% of its interest in WIM to holders of Walter Energy’s common stock;

•	All intercompany balances between WIM and Walter Energy were settled with the net balance recorded as a dividend to Walter Energy;

•

In accordance with the Tax Separation Agreement, Walter Energy will, in general, be responsible for any and all taxes reported on any joint return through the date of the separation, which may also include WIM for periods prior to the separation. WIM will be responsible for any and all taxes reported on any WIM separate tax return and on any consolidated returns for Walter Investment subsequent to the separation;

•

Walter Energy’s share-based awards held by WIM employees were converted to equivalent share-based awards of Walter Investment, with the number of shares and the exercise price being equitably adjusted to preserve the intrinsic value. The conversion was accounted for as a modification pursuant to the guidance concerning stock compensation.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

The assets and liabilities transferred to WIM from Walter Energy also included $26.6 million in cash, which was contributed to WIM by Walter Energy on April 17, 2009. Following the spin-off, WIM paid a taxable dividend consisting of cash of $16.0 million and additional equity interests to its members.

The Merger occurred immediately following the spin-off and taxable dividend on April 17, 2009. The surviving company, Walter Investment, continues to operate as a publicly traded real estate investment trust, or REIT, subsequent to the Merger. After the spin-off and Merger, Walter Energy’s stockholders that became members of WIM as a result of the spin-off, and certain holders of options to acquire limited liability company interests of WIM, collectively owned 98.5% and stockholders of Hanover owned 1.5% of the shares of common stock of Walter Investment outstanding or reserved for issuance in settlement of restricted stock units of Walter Investment. As a result, the business combination has been accounted for as a reverse acquisition, with WIM considered the accounting acquirer. Walter Investment applied for, and was granted approval, to list its shares on the NYSE Amex. On April 20, 2009, the Company’s common stock began trading on the NYSE Amex under the symbol “WAC”.

The purchase price for the acquisition was $2.2 million based on the fair value of Hanover (308,302 Hanover shares, which represented 1.5% of the shares of common stock at the time of the transaction, at $7.09, the closing stock price of Walter Investment) on April 17, 2009.

The above purchase price has been allocated to the tangible assets acquired and liabilities assumed based on management’s estimates of their current fair values. Acquisition-related transaction costs, including legal and accounting fees and other external costs directly related to the Merger, were expensed as incurred.

The purchase price was allocated as of April 17, 2009 as follows (in thousands):

Cash	$774
Receivables	330
Subordinate security	1,600
Residential loans, net	4,532
Other assets	388
Accounts payable and accrued expenses	(2,093)
Mortgage-backed debt	(2,666)
Other liabilities	(679)

$2,186

The amounts of revenue and net loss of Hanover included in the Company’s consolidated statement of income from the acquisition date to December 31, 2009 are as follows (in thousands):

For the Period April 17, 2009 to December 31, 2009

Total revenue	$1,622
Net loss	$(686)

The following unaudited pro forma information assumes that the Merger occurred on January 1, 2008. The unaudited pro forma supplemental results have been prepared based on estimates and assumptions, which management believes are reasonable but are not necessarily indicative of the consolidated financial position or results of income had the Merger occurred on January 1, 2008, nor of future results of income.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

The unaudited pro forma results for the years ended December 31, 2009 and 2008 are as follows (in thousands):

	For the Year Ended December 31,
	2009	2008

Total revenue	$187,740	$202,269
Net income	$35,924	$38,357

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Hanover for operations that will not continue post-Merger, together with the consequential tax effects.

Prior to the acquisition, the Company loaned Hanover funds under a revolving line of credit, as well as a loan and security agreement which were automatically terminated by operation of law upon consummation of the Merger.

4.	Acquisition of Marix Servicing, LLC

On August 25, 2010, the Company signed a securities purchase agreement to acquire Marix from Marathon and an individual seller. Effective November 1, 2010, the Company completed its acquisition of a 100% interest in Marix. Marix is a high-touch specialty mortgage servicer, based in Phoenix, Arizona, focused on default management, borrower outreach, loss mitigation, liquidation strategies, component servicing and specialty servicing. Marix becomes a significant component of the Company’s high-touch asset management and servicing platform, allowing it to expand its portfolio acquisition and revenue growth opportunities both geographically throughout the U.S. and in terms of volume.

The purchase price for the acquisition was a cash payment due at closing of less than $0.1 million plus contingent earn-out payments of $2.1 million. The earn-out payments are driven by net servicing revenue in Marix’s existing business in excess of a base of $3.8 million per quarter. The payments are due within 30 days after the end of each fiscal quarter through the three year period ended December 31, 2013. The estimated liability for future earn-out payments is recorded in accounts payable and other accrued liabilities. In accordance with the accounting guidance on business combinations, any future adjustments to the estimated earn-out liability will be recognized in the earnings of that period.

The fair value of the estimated earn-out liability is based on the present value of the expected future payments to be made to the seller of Marix in accordance with the provisions outlined in the purchase agreement. In determining fair value, Marix’s future performance is estimated using financial projections developed by management. The expected future payments are estimated on the basis of the earn-out formula specified in the purchase agreement compared to the associated financial projections. These payments are then discounted to present value using a risk-adjusted rate that takes into consideration the likelihood that the forecasted earn-out payments will be made.

The preliminary purchase price of Marix has been allocated to the tangible assets acquired and liabilities assumed based on management’s estimates of their current fair values. Acquisition-related transaction costs, including legal and accounting fees and other external costs directly related to the acquisition, were expensed as incurred. The business combinations guidance requires that a gain be recorded when the fair value of the net assets acquired is greater than the fair value of the consideration transferred. The Company obtained the net assets at a bargain and recognized a gain of approximately $0.4 million recorded in other income, net in the fourth quarter of 2010. Adjustments may be recorded during the measurement period to the preliminary purchase price, the assets acquired or liabilities assumed as additional information becomes known.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

The purchase price was allocated as of November 1, 2010 as follows (in thousands):

Cash	$1,685
Restricted cash	833
Receivables	163
Servicing advances and receivables, net	6,870
Other assets	2,024
Accounts payable and accrued expenses	(5,138)
Servicing advance facility and related liabilities	(6,014)

Bargain purchase recognized	$423

The amounts of revenue and net loss of Marix included in the Company’s consolidated statement of income from the acquisition date to December 31, 2010 are as follows (in thousands):

For the Period November 1, 2010 to December 31, 2010

Total revenue	$1,813
Net loss	$(529)

The following unaudited pro forma information assumes that the acquisition of Marix occurred on January 1, 2008. The unaudited pro forma supplemental results have been prepared based on estimates and assumptions, which management believes are reasonable but are not necessarily indicative of the consolidated financial position or results of income had the acquisition of Marix occurred on January 1, 2008, nor of future results of income.

The unaudited pro forma results for the years ended December 31, 2010, 2009, and 2008 are as follows (in thousands):

	For the Years Ended December 31,
	2010	2009	2008

Total revenue	$98,666	$95,750	$70,630
Net income (loss)	$31,420	$107,079	$(5,915)

5.	Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A three-tier fair value hierarchy is used to prioritize the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The three levels of the fair value hierarchy are as follows:

Basis or Measurement

Level 1 Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Level 3 Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The accounting guidance concerning fair value allows the Company to elect to measure certain items at fair value and report the changes in fair value through the statements of income. This election can only be made at certain specified dates and is irrevocable once made. The Company does not have a policy regarding specific assets or liabilities to elect to measure at fair value, but rather makes the election on an instrument by instrument basis as they are acquired or incurred. The Company has not made the fair value election for any financial assets or liabilities.

The Company determines fair value based upon quoted broker prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market rates commensurate with the credit quality and duration of the investment.

Items Measured at Fair Value on a Recurring Basis

The subordinate security is measured in the consolidated financial statements at fair value on a recurring basis in accordance with the accounting guidance concerning debt and equity securities and is categorized in the table below based upon the lowest level of significant input to the valuation (in thousands):

	As of December 31,
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total

Subordinate security
2010	$—	$—	$1,820	$1,820

Total	$—	$—	$1,820	$1,820

2009	$—	$—	$1,801	$1,801

Total	$—	$—	$1,801	$1,801

The subordinate security, acquired as part of the Merger, consists of a single, fixed-rate security backed by notes that are collateralized by manufactured housing. Approximately one-third of the notes include attached real estate on which the manufactured housing is located as additional collateral. The subordinate security has a coupon of 8.0% and a contractual maturity of 2038. The underlying notes were originated primarily in 2004 and 2005, have a weighted average coupon rate of 9.5% and a weighted average maturity of 18.7 years. The subordinate security has an overcollateralization level of 9.9% with a 1.2% annual loss rate.

To estimate the fair value, the Company used a discounted cash flow approach. The significant inputs for the valuation model include the following:

•	Yield: 18.5%

•	Probability of default: 2.1%

•	Loss severity: 76.7%

•	Prepayment: 3.1%

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

The following table provides a reconciliation of the beginning and ending balances of the Company’s subordinate security which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2010 (in thousands):

As of and for the Year Ended December 31, 2010

Beginning balance	$1,801
Principal reductions	—
Total gains (losses):
Included in net income	—
Included in other comprehensive income	19
Purchases, sales, issuances and settlements, net	—
Transfer into or out of Level 3 category	—

$1,820

Total gains (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$—

Items Measured at Fair Value on a Non-Recurring Basis

At the time a residential loan becomes REO, the Company records the property at the lower of its carrying amount or estimated fair value less estimated costs to sell. Upon foreclosure and through liquidation, the Company evaluates the property’s fair value as compared to its carrying amount and records a valuation adjustment when the carrying amount exceeds fair value. Any valuation adjustment at the time the loan becomes REO is charged to the allowance for loan losses. Subsequent declines in value, as well as gains and losses on the sale of REO, are reported in real estate owned expenses, net in the consolidated statements of income.

Carrying values, and the corresponding fair value adjustments during the period, for assets and liabilities measured in the consolidated financial statements at fair value on a non-recurring basis are as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
Fair Value at	Real Estate Owned	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Adjustment

December 31, 2010	$67,629	$—	$—	$67,629	$829
December 31, 2009	63,124	—	—	63,124	1,218

These REO properties are generally located in rural areas and are primarily concentrated in Texas, Mississippi, Alabama, Florida, South Carolina, Louisiana and Georgia. The REO properties have a weighted average holding period of 11 months. To estimate the fair value, the Company utilized historical loss severity rates experienced on similar REO properties previously sold by the Company. The blended loss severity utilized at December 31, 2010 was 9.0%.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Fair Value of Financial Instruments

The following table presents the carrying values and estimated fair values of assets and liabilities that are required to be recorded or disclosed at fair value as of December 31, 2010 and 2009, respectively (in thousands):

	December 31, 2010		December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$114,352	$114,352	$99,286	$99,286
Restricted cash and cash equivalents	52,289	52,289	51,654	51,654
Receivables, net	2,643	2,643	3,052	3,052
Servicing advances and receivables, net	11,223	11,223	—	—
Residential loans, net	1,621,485	1,566,000	1,644,346	1,533,000
Subordinate security	1,820	1,820	1,801	1,801
Real estate owned	67,629	67,629	63,124	63,124
Financial liabilities:
Accounts payable and other accrued liabilities	33,555	33,555	29,860	29,860
Dividends payable	13,432	13,432	13,248	13,248
Mortgage-backed debt, net of deferred debt issuance costs	1,262,131	1,235,000	1,249,004	1,147,000
Servicing advance facility	3,254	3,254	—	—
Accrued interest	8,206	8,206	8,755	8,755

For assets and liabilities measured in the consolidated financial statements on a historical cost basis, the estimated fair value shown in the above table is for disclosure purposes only. The following methods and assumptions were used to estimate fair value:

Cash and cash equivalents, restricted cash and cash equivalents, receivables, accounts payable and other accrued liabilities, dividends payable, and accrued interest — The estimated fair value of these financial instruments approximates their carrying value due to their high liquidity or short-term nature.

Servicing advances and receivables, net — The estimated fair value of these advances approximate the carrying value due to the advances having no stated maturity, are non-interest bearing and are generally realized within a short period of time.

Residential loans — The fair value of residential loans is estimated by discounting the net cash flows estimated to be generated from the asset. The discounted cash flows were determined using assumptions such as, but not limited to, interest rates, prepayment speeds, default rates, loss severities, and a risk-adjusted market discount rate.

Subordinate security — The fair value of the subordinate security is measured in the consolidated financial statements at fair value on a recurring basis by discounting the net cash flows estimated to be generated from the asset. Unrealized gains and losses are reported in accumulated other comprehensive income. To the extent that the cost basis exceeds the fair value and the unrealized loss is considered to be other-than-temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Real estate owned — Real estate owned is recorded at the lower of its carrying amount or estimated fair value less estimated costs to sell. The estimates utilize management’s assumptions, which are based on historical resale recovery rates and current market conditions.

Mortgage-backed debt, net of deferred debt issuance costs — The fair value of mortgage-backed debt is determined by discounting the net cash outflows estimated to be used to repay the debt. These obligations are to be satisfied using the proceeds from the residential loans that secure these obligations and are non-recourse to the Company.

Servicing advance facility — The fair value of the servicing advance facility approximates the carrying value due to the short-term nature of the facility.

6.	Servicing Advances and Receivables, net

Servicing advances represent payments made on behalf of borrowers or on foreclosed properties in the owned and serviced for others portfolios. The Company began servicing for other investors as a result of the acquisition of Marix in November 2010. The following table presents servicing advances and receivables, net:

	December 31, 2010	December 31, 2009

Principal and interest	$3,285	$—
Taxes and insurance	17,128	12,779
Other servicing advances	4,183	1,882
Subservicing fees receivable	783	—

Servicing advances and receivables	25,379	14,661
Less: Allowance for uncollectible servicing advances	(14,156)	(14,661)

Servicing advances and receivables, net	$11,223	$—

As of December 31, 2010, $4.5 million of advances were pledged as collateral for the servicing advance facility.

7.	Residential Loans

Residential loans are held for investment and consist of unencumbered residential loans and residential loans held in securitization trusts. Residential loans held in securitization trusts consist of residential loans that the Company has securitized in structures that are accounted for as financings. These securitizations are structured legally as sales, but for accounting purposes are treated as financings under the accounting guidance for transfers and servicing. The Company has determined that Walter Investment is the primary beneficiary of the securitization trusts because (1) as the servicer the Company has the right to direct the activities that most significantly impact the economic performance of the Trusts through the Company’s ability to manage the delinquent assets of the Trusts and (2) as holder of all or a portion of the residual securities issued by the Trusts, the Company has the obligation to absorb losses of the Trusts, to the extent of our investment, and the right to receive benefits from the Trusts both of which could potentially be significant. Specifically, Walter Investment, as servicer to the ten trusts owned by Walter Investment or Mid-State, subject to applicable contractual provisions, has discretion, consistent with prudent mortgage servicing practices, to determine whether to sell or work out any loans securitized through the securitization trusts that become troubled. Accordingly, the loans in these securitizations remain on the balance sheet as residential loans. Given this treatment, retained interests are not created, and securitization mortgage-backed debt is reflected on the balance sheet as a liability.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

The Company’s only continued involvement with the residential loans held in securitization trusts is retaining all of the beneficial interests in the securitization trusts and servicing the residential loans collateralizing the mortgage-backed debt. The Company is not contractually required to provide any financial support to the securitization trusts. The Company may, from time to time at its sole discretion, purchase certain assets from the securitization trusts to cure delinquency or loss triggers for the sole purpose of releasing excess overcollateralization to the Company. The Company does not expect to provide financial support to the securitization trusts based on current performance trends.

The assets of the securitization trusts are pledged as collateral for the mortgage-backed debt, and are not available to satisfy claims of general creditors of the Company. The mortgage-backed debt issued by the securitization trusts is to be satisfied solely from the proceeds of the residential loans and other collateral held in securitization trusts, are not cross-collateralized and are non-recourse to the Company (see Note 10). The Company records interest income on residential loans held in securitization trusts and interest expense on mortgage-backed debt issued in the securitizations over the life of the securitizations.

Residential loans, net are summarized as follows (in thousands):

	December 31, 2010	December 31, 2009

Residential loans, principal balance	$1,803,758	$1,819,859
Less: Yield adjustment, net(1)	(166,366)	(157,852)
Less: Allowance for loan losses	(15,907)	(17,661)

Residential loans, net(2)	$1,621,485	$1,644,346

(1)	Yield adjustment, net consists of deferred origination costs, premiums and discounts and other costs which are generally amortized over the life of the residential loan portfolio. Deferred origination costs at December 31, 2010 and 2009 were $10.6 million and $11.6 million, respectively. Premiums and discounts at December 31, 2010 and 2009 were $189.5 million and $181.7 million, respectively. Other costs, including accrued interest receivable, net of deferred gains and other costs, at December 31, 2010 and 2009 were $12.5 million and $12.2 million, respectively.
(2)	The weighted average life of the portfolio approximates 9 and 10 years, at December 31, 2010 and 2009, respectively, based on assumptions for prepayment speeds, default rates and losses.

Residential Loan Pool Acquisitions

The Company acquired residential loans to be held for investment in the amount of $73.7 million adding added $99.8 million of unpaid principal to the residential loan portfolio for the year ended December 31, 2010. There were no acquisitions in 2009. These acquisitions were financed with proceeds from the Company’s secondary offering that closed on October 21, 2009, or 2009 Offering, and the Company’s private placement securitization that closed on December 1, 2010, or 2010 securitization. The residential loans acquired included performing and non-performing, fixed and adjustable rate loans, on single-family, owner occupied and investor residences located within the Company’s existing southeastern United States geographic footprint.

Purchased Credit-Impaired Residential Loans — At acquisition, the fair value of residential loans acquired outside of a business combination is the purchase price of the residential loans which is generally based on the outstanding principal balance, probability of default and estimated loss given default.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

During the three months ended December 31, 2010, the Company acquired residential loans with evidence of credit deterioration. There were no residential loans acquired with evidence of credit deterioration during the nine months ended September 30, 2010 or the year ended December 31, 2009. The following table provides acquisition date details of residential loans acquired with evidence of credit deterioration:

Contractually required cash flows for acquired loans at acquisition	$26,277
Nonaccretable difference	(12,755)

Expected cash flows for acquired loans at acquisition	13,522
Accretable yield	(4,174)

Purchase price	$9,348

Disclosures About the Credit Quality of Residential Loans and the Allowance for Loan Losses

The following table summarizes the activity in the residential loan allowance for loan losses (in thousands):

	2010	2009	2008

Balance, December 31	$17,661	$18,969	$13,992
Provision charged to income	6,526	9,441	13,103
Less: Transfers to REO	(5,218)	(7,645)	(5,759)
Less: Charge-offs, net of recoveries	(3,062)	(3,104)	(2,367)

Balance, December 31	$15,907	$17,661	$18,969

The following table summarizes the ending balance of the allowance for loan losses and the residential loan balance by basis of impairment method:

	December 31
	2010	2009

Allowance for loan losses:
Loans individually evaluated for loss potential	$3,599	$5,395
Loans collectively evaluated for loss potential	12,308	12,266
Loans acquired with deteriorated credit quality	—	—

Total	$15,907	$17,661

Recorded investment in Residential Loans:
Loans individually evaluated for loss potential	$44,737	$55,207
Loans collectively evaluated for loss potential	1,583,315	1,606,800
Loans acquired with deteriorated credit quality	9,340	—

Total	$1,637,392	$1,662,007

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Impaired Residential Loans as of December 31, 2010

The following table presents loans individually evaluated for impairment which consist primarily of residential loans in the process of foreclosure:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

Amortized cost:
With no related allowance recorded:
2010	$11,932	$13,911	$—	$10,164	$13
With an allowance recorded:
2010	$32,805	$35,799	$3,599	$39,808	$106
Purchased credit impaired:
With no related allowance recorded:
2010	$9,340	$14,329	$—	$4,670	$40
With an allowance recorded:
2010	$—	$—	$—	$—	$—

Aging of Past Due Residential Loans as of December 31, 2010

The following table presents the aging of the residential loan portfolio. Delinquent balances are generally determined based on the contractual payment terms of the loan. The classification of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payment in contractual compliance with the bankruptcy court approved mortgage payment obligations.

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Residential Loans	Non- Accrual Loans	Recorded Investment > 90 Days and Accruing

Amortized Cost:
2010 Total	$24,262	$8,274	$43,355	$75,891	$1,561,501	$1,637,392	$43,355	$—

Credit Risk Profile Based on Delinquencies

Factors that are important to managing overall credit quality and minimizing loan losses are sound loan underwriting, monitoring of existing loans, early identification of problem loans, timely resolution of problems, an appropriate allowance for loan losses, and sound nonaccrual and charge-off policies. The Company primarily utilizes delinquency status to monitor the credit quality of the portfolio. Monitoring of the residential loan increases when the loan is delinquent. The Company considers all loans 30 or more days past due to be nonperforming. The classification of delinquencies, and thus the nonperforming calculation, excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with the bankruptcy court approved mortgage payment obligations.

The following table presents residential loans by credit quality indicator:

December 31, 2010

Performing	$1,561,501
Nonperforming	75,891

Total	$1,637,392

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

8.	Loan Servicing Portfolio — Serviced for other investors

The Company services mortgage loans for itself and, with the acquisition of Marix, for other investors. The Company earns servicing income from its serviced for others portfolio. The Company’s geographic diversification of its serviced for others portfolio, based on outstanding unpaid principal balance, or UPB, is as follows as of December 31, 2010:

	Number of Loans 2010	UPB 2010	Percentage of Total 2010

California	700	$291,192	21.6%
Florida	882	216,300	16.0
New York	422	163,466	12.1
New Jersey	232	71,875	5.3
Other < 5%	3,303	605,496	45.0

	5,539	$1,348,329	100.0%

9.	Subordinate Security

The Company’s subordinate security consists of a single security backed by notes that are collateralized by manufactured housing. Subordinate security totaled $1.8 million at December 31, 2010 and 2009, respectively. The subordinate security was acquired as part of the Merger with Hanover. The subordinate security is summarized as follows (in thousands):

	December 31, 2010	December 31, 2009

Principal balance	$3,812	$3,812
Purchase price and other adjustments	(2,200)	(2,200)

Amortized cost	$1,612	$1,612

Unrealized gain	208	189

Carrying value (fair value)	$1,820	$1,801

Actual maturities on mortgage-backed securities are generally shorter than the stated contractual maturities because the actual maturities are affected by the contractual lives of the underlying notes, periodic payments of principal, and prepayments of principal. The contractual maturity of the subordinate security is 2038.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

10.	Mortgage-Backed Debt and Related Collateral

Mortgage-Backed Debt

Mortgage-backed debt consists of mortgage-backed and asset-backed notes and collateralized mortgage obligations, summarized as follows (in thousands):

			Weighted Average Stated Interest Rate at December 31,	Final Maturity
	December 31,
	2010	2009	2010

Trust IV Asset-Backed Notes	$102,237	$123,588	8.33%	2030
Trust VI Asset-Backed Notes	101,523	110,373	7.42%	2035
Trust VII Asset-Backed Notes	94,180	100,852	6.34%	2036
Trust VIII Asset-Backed Notes	101,729	111,549	7.79%	2038
Trust X Asset-Backed Notes	168,246	169,512	6.30%	2036
Trust XI Asset-Backed Notes	150,621	159,042	5.51%	2038
Trust 2004-1 Trust Asset-Backed Notes	140,931	150,432	6.64%	2037
Trust 2005-1 Trust Asset-Backed Notes	151,246	160,799	6.15%	2040
Trust 2006-1 Trust Asset-Backed Notes	134,791	179,006	6.28%	2040
Trust 2010-1 Trust Asset-Backed Notes	134,141	—	5.47%	2045
Hanover Capital Grantor Trust Collateralized Mortgage Obligations	1,910	2,301	4.28%	2029

Total	$1,281,555	$1,267,454

The securitization trusts beneficially owned by Mid-State Capital, are the depositors under the Company’s outstanding mortgage-backed and asset-backed notes or the Trust Notes, which consist of eight separate series of public debt offerings and two private offering. Hanover Capital Grantor Trust, acquired from Hanover as part of the Merger, is a public debt offering.

In November 2010, the Company sponsored a $134.4 million residential subprime mortgage securitization and recorded the assets and liabilities of the securitization trust on our consolidated balance sheet as we did not meet the sale criteria at the time we transferred the residential loans to this trust. The Company determined that it is the primary beneficiary of the securitization trust as the Company’s ongoing loss mitigation and resolution responsibilities provides the Company with the power to direct the activities that most significantly impact the economic performance of the securitization trust and the Company’s investment in the subordinate debt and residual interests provide us with the obligation to absorb losses or the right to receive benefits that are significant.

During the year ended December 31, 2010, the Company invested approximately $36.2 million to purchase a portion of the Company’s outstanding mortgage-backed debt through brokerage transactions. The purchases, which were accounted for as a retirement of debt, resulted in a gain on mortgage-backed debt extinguishment of approximately $4.3 million.

The securitization trusts contain provisions that require the cash payments received from the underlying residential loans be applied to reduce the principal balance of the Trust Notes unless certain overcollateralization or other similar targets are satisfied. The securitization trusts also contain delinquency and loss triggers, that, if exceeded, allocate any excess overcollateralization to paying down the outstanding principal balance of the Trust Notes for that particular securitization at an accelerated pace. Assuming no servicer trigger events have occurred and the overcollateralization targets have been met, any excess cash is released to the Company either monthly or quarterly, in accordance with the terms of the respective underlying trust agreements. As of

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

December 31, 2010, Mid-State Trust 2006-1 exceeded certain triggers and did not provide any excess cash flow to the Company. The delinquency rate for trigger calculations, which includes REO, was at 11.84% compared to a trigger level of 8.00%. However, this is an improvement from a level of 14.04% one year prior. The delinquency trigger for Mid-State Trust 2005-1 was exceeded in November 2009 and cured during the three months ended June 30, 2010. The loss trigger for Trust X was exceeded in October 2006 and cured during the three months ended March 31, 2010. With the exception of Trust 2006-1 which exceeded its trigger and the recently cured Trust 2005-1 and Trust X, none of the Company’s other securitization trusts have reached the levels of underperformance that would result in a trigger breach causing a delay in cash releases.

Borrower remittances received on the residential loan collateral are used to make payments on the mortgage-backed debt. The maturity of the mortgage-backed debt is directly affected by principal prepayments on the related residential loan collateral. As a result, the actual maturity of the mortgage-backed debt is likely to occur earlier than the stated maturity. Certain of the Company’s mortgage-backed debt are also subject to redemption according to specific terms of the respective indenture agreements.

Collateral for Mortgage-Backed Debt

The following table summarizes the carrying value of the collateral for the mortgage-backed debt as of December 31, 2010 and 2009, respectively (in thousands):

	December 31, 2010	December 31, 2009

Residential loans in securitization trusts, principal balance	$1,682,138	$1,454,062
Real estate owned	38,234	41,143
Restricted cash and cash equivalents	42,859	42,691

Total mortgage-backed debt collateral	$1,763,231	$1,537,896

11.	Servicing Advance Facility

As of November 11, 2008, Marix entered into a Servicing Advance Financing Facility Agreement, or the Servicing Facility, between Marathon Distressed Subprime Fund L.P., as a lender, an affiliate of Marathon, and Marix as a borrower. The note rate on the Servicing Facility is LIBOR plus 6.0%. The facility was originally set to terminate on September 30, 2010, but was extended as part of the purchase agreement for six months to March 31, 2011. The maximum borrowing capacity on the Servicing Facility is $8.0 million.

On September 9, 2009, Marix entered into a Servicing Advance Financing Facility Agreement, or Second Facility, between Marathon Structured Finance Fund L.P. as an agent and a lender, an affiliate of Marathon, and Marix as a borrower. The rate on this agreement was converted from a one-month LIBOR plus 6.0% to one-month LIBOR plus 3.5% on March 31, 2010. The facility was set to terminate on March 31, 2010, but was extended for twelve months to March 31, 2011. The maximum borrowing capacity on the Second Facility is $2.5 million.

The collateral for this servicing advance facility represents servicing advances on mortgage loans serviced by Marix for investors managed by or otherwise affiliated with the Marathon, and such advances include principal and interest, taxes and insurance, and corporate advances. As of December 31, 2010, the note rate on the Servicing Facility was 6.3% and 3.8% on the Second Facility.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

12.	Servicing Revenue and Fees

The Company’s servicing for others operations began as a result of the acquisition of Marix in November 2010. The following table presents servicing fees:

	For the Year Ended December 31,
	2010	2009	2008

Servicing fees	$582	$—	$—
Incentive fees	491	—	—
Other servicing fees	478	—	—
Other ancillary fees	716	—	—

Servicing revenues and fees	$2,267	$—	$—

13.	Share-Based Compensation Plans

Prior to the spin-off from Walter Energy, certain employees of the Company participated in Walter Energy’s 2002 Long-Term Incentive Award Plan, or the 2002 Plan, and the Long-Term Incentive Stock Plan approved by Walter Energy’s stockholders in October 1995, or the 1995 Plan, and amended in September 1997. Under both plans (collectively, the Walter Energy Equity Award Plans), employees were granted options to purchase stock in Walter Energy as well as restricted stock units. The share-based expense related to Company employees under the Walter Energy Equity Award Plans has been reflected in the Company’s consolidated statements of income in salaries and benefits expense.

In connection with the spin-off, Walter Energy’s share-based awards held by Company employees were converted to equivalent share-based awards of the Company, if elected, based on the ratio of the Company’s fair market value of stock when issued to the fair market value of Walter Energy’s stock. The number of shares and, for options, the ratio of the exercise price to market price were equitably adjusted to preserve the intrinsic value of the award as of immediately prior to the spin-off. Each Walter Investment share-based award has the same term and conditions as were applicable under the corresponding Walter Energy share-based award. The conversion was accounted for as a modification under the provisions of the stock compensation guidance and resulted in no increase in the fair value of the awards to be recognized.

In connection with the spin-off, the Company’s Board of Directors adopted Hanover’s 1999 Equity Incentive Plan, or the 1999 EIP, and 2009 Long Term Incentive Plan, or the 2009 LTIP, providing for future awards to the Company’s employees and directors.

The 2009 LTIP permits grants of stock options, restricted stock and other awards to the Company’s officers, employees and consultants, including directors. The 2009 LTIP is administered by the Compensation Committee, which is comprised of two or more non-employee Board of Director members. The number of shares available for issuance under the 2009 LTIP is 3.0 million. No participant may receive options, restricted stock or other awards under the 2009 LTIP that exceeds 1.2 million in any calendar year. Each contractual term of an option granted is fixed by the Compensation Committee but, except in limited circumstances, the term cannot exceed 10 years from the grant date. Restricted stock awards have a vesting period as defined by the award agreement. No awards will be granted after the termination of the plan unless extended by stockholder approval.

As of December 31, 2010, there were no shares underlying the 1999 EIP and 2009 LTIP (collectively, the Walter Investment Equity Award Plans), respectively, that are authorized, but not yet granted.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Option Activity

On January 4, 2010, certain executive officers of the Company were awarded a total of 0.1 million nonqualified options, or the Executive Options, to acquire common stock of the Company pursuant to the 2009 LTIP. The Executive Options granted to each executive officer of the Company will vest and become exercisable in equal installments on the first, second and third anniversary of the date of grant. The exercise price of $14.39 for each of the Executive Options was determined based on the mean of the high and low sales prices for a share of common stock of the Company as reported by the NYSE Amex on the date of grant.

On January 22, 2010, an executive, in connection with his employment with the Company, was awarded a total of 0.1 million nonqualified options to acquire common stock of the Company pursuant to the 2009 LTIP. The options granted will vest and become exercisable on the fourth anniversary of the award. The exercise price of $14.29 for each option was determined based on the mean of the high and low sales prices for a share of common stock of the Company as reported by the NYSE Amex on the date of grant.

On March 3, 2010, the Company granted stock options to its new non-employee director who was awarded a total of 5,195 nonqualified options to acquire common stock of the Company pursuant to the 2009 LTIP. The options granted will vest and become exercisable in equal installments on the first, second and third anniversary of the date of grant. The exercise price of $14.79 for each option was determined based on the mean of the high and low sales prices for a share of common stock of the Company as reported by the NYSE Amex on the date of grant.

On April 30, 2010, members of the Board of Directors of the Company were awarded a total of 20,672 nonqualified options to acquire common stock of the Company pursuant to the 2009 LTIP. The options granted to the members of the Board of Directors will vest and become exercisable in equal installments on the first, second and third anniversary of the date of grant. The exercise price of $18.36 for each of the options was determined based on the mean of the high and low sales prices for a share of common stock of the Company as reported by the NYSE Amex on the date of grant.

On April 20, 2009, the Company granted stock options to each of its non-employee directors under the 1999 EIP to purchase 2,000 shares of the Company’s common stock which were fully vested as of the date of the grant. The exercise price for the stock option grants is $8.00, which is equal to the close price of the Company’s common stock on the NYSE Amex on the grant date as provided under the 1999 EIP. Each of the non-employee directors were also issued options to purchase 8,333 shares of the Company’s common stock under the 2009 LTIP. The exercise price for the stock option grants is $7.67, which is equal to the average high and low of the Company’s common stock on the NYSE Amex on the grant date as provided under the 2009 LTIP. These stock options vest in equal installments over three years.

On May 19, 2009, the Company granted stock options under the 1999 EIP and 2009 LTIP to purchase approximately 0.3 million shares of the Company’s common stock to certain employees. The exercise price of the stock option grants is $13.37, which is equal to the average high and low of the Company’s common stock on the NYSE Amex on the grant date. The stock options vest in equal installments over three years.

The grant date fair value of the stock options granted during the year ended December 31, 2010 approximated $0.7 million. The grant date fair value of the stock options granted from April 17, 2009 through December 31, 2009, the period subsequent to the spin-off and Merger, approximated $0.7 million.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

The following table summarizes the activity in all plans for option grants by Walter Energy prior to the spin-off and by the Company subsequent to the spin-off as of December 31, 2010:

	Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value
				(In $000s)

Option activity under Walter Energy’s equity plans prior to spin-off
Outstanding at December 31, 2008	58,259	$28.30	6.77	$183
Awards remaining with Walter Energy(1)	(28,781)	16.50

Outstanding at April 17, 2009	29,478	34.10
Option activity under the Company’s plans subsequent to the spin-off
Additional options issued by the Company at spin-off to preserve intrinsic value(2)	70,204	11.24
Granted(3)	334,998	14.57
Exercised	(6,456)	8.40
Forfeited	—	—

Outstanding at December 31, 2009	428,224	$13.89	8.86	$937
Granted	234,518	14.71
Exercised	(92,963)	11.78
Forfeited or expired	(8,356)	14.39

Outstanding at December 31, 2010	561,423	$14.57	8.38	$2,588

Exercisable at December 31, 2010	144,659	$16.81	7.42	$852

(1)	Represents options of the Company’s employees who elected to retain Walter Energy options rather than to convert them to those of the Company in connection with the spin-off.
(2)	Represents additional options granted at spin-off. The number of shares and the exercise price were equitably adjusted to preserve the option holders’ intrinsic value.
(3)	Represents options granted after the spin-off. Includes 1,005 fully vested options held by employees of Hanover that were converted to those of the Company in connection with the Merger.

The weighted-average grant-date fair values of stock options of the Company and Walter Energy granted to employees of the Company during the years ended December 31, 2010, 2009, and 2008 were $3.07, $2.26, and $20.23, respectively. The total amount of cash received by the Company from the exercise of stock options by the Company’s employees was $1.1 million, $0.1 million, and $1.2 million for the years ended December 31, 2010, 2009, and 2008, respectively. The total intrinsic value of stock awards exercised or converted by the Company’s employees during the years ended December 31, 2010, 2009 and 2008 was $0.5 million, $0.1 million, and $4.2 million, respectively. The total fair value of options held by employees of the Company that vested during the years 2010 and 2009 were $0.4 million and $0.1 million, respectively. The total amount of cash received by Walter Energy from the exercise of Walter Energy stock options by the Company’s employees was $1.2 million for the year ended December 31, 2008.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Method and Assumptions Used to Estimate Fair Value of Options

The fair value of each stock option grant was estimated at the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions Walter Energy used in the Black-Scholes option pricing model are shown below for the years ended December 31, 2008. The weighted-average assumptions the Company used for the year ended December 31, 2010 and 2009 are shown below.

	2010	2009	2008

Risk free interest rate	2.52%	2.32%	2.78%
Dividend yield	10.69%	13.40%	0.65%
Expected life (years)	5.00	5.00	5.11
Volatility	56.58%	60.39%	40.85%
Forfeiture rate	0.00%	4.62%	4.62%

The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant with a term equal to the expected life. The expected dividend yield is based on the Company’s estimated annual dividend payout at grant date. The expected life of the options represents the period of time the options are expected to be outstanding. Expected volatility is based on the Company’s historical data and that of a peer group of companies due to a lack of stock price history.

Non-vested Share Activity

The Company’s non-vested share-based awards consist of restricted stock and restricted stock units.

Effective March 1, 2007, Walter Energy adopted the 2007 Long-term Incentive Award Plan, or the 2007 Plan, of JWHHC, the Company’s immediate parent prior to the spin-off and Merger. The 2007 plan allowed for up to 20% of the LLC interest to be awarded or granted as incentive and non-qualified stock options to eligible employees, consultants and directors. Certain of the Company’s executives were eligible employees under the 2007 Plan. In 2006, the Board of Directors of Walter Energy granted a special equity award to certain executives of the JWHHC whereby the employees received non-qualified options in JWHHC to acquire the equivalent of 11.25% of the total combined designated equity of the Company. The exercise price of these options was equal to the fair value at the date of grant. In conjunction with the spin-off, these awards were cancelled and replaced with restricted stock units of WIMC. These awards were fully vested, in accordance with the original vesting terms, and expensed prior to the spin-off; therefore, no additional expense was recorded in connection with the cancellation and reissuance.

On January 4, 2010, certain executive officers of the Company were awarded a total of 0.1 million restricted stock units, or the Executive RSUs, of the Company pursuant to the 2009 LTIP. The Executive RSUs granted to each executive officer of the Company will vest in equal installments on the first, second and third anniversary of the date of grant. The settlement date for each of the Executive RSUs is January 22, 2013. Each executive receiving Executive RSUs will be entitled to receive cash payments equivalent to any dividend paid to the holders of common stock of the Company, but they will not be entitled to any voting rights otherwise associated with the common stock.

On January 22, 2010, an executive, in connection with his employment with the Company, was awarded a total of 135,556 restricted stock units, or RSUs, of the Company under the 2009 LTIP. Of the RSUs granted, 110,000 will vest in equal installments on the first, second and third anniversary of the date of grant. The settlement date for these RSUs is January 22, 2013, and each such RSU vested on such date will be paid out with a single share of common stock of the Company. The remaining 25,556 RSUs granted will vest on the first anniversary of the date of grant. The settlement date for these RSUs is March 14, 2011, and each such RSU vested on such date will be paid out with a single share of common stock of the Company. The executive receiving the RSUs will be entitled to receive cash payments equivalent to any dividend paid to the holders of common stock of the Company, but they will not be entitled to any voting rights otherwise associated with the common stock.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

On April 29, 2009, the Company granted 3,078 shares of restricted stock to each of its non-employee directors under the 1999 EIP. The restricted stock vests on a three year cliff vesting schedule.

On May 19, 2009, the Company granted approximately 0.2 million restricted stock units under the 2009 LTIP to certain employees. The restricted stock units vest in equal installments over three years.

The grant date fair value of the share-based awards granted subsequent to the spin-off and Merger approximated $3.4 million and $2.1 million during 2010 and 2009, respectively.

The following table summarizes the activity in all plans for non-vested awards, consisting of restricted stock and restricted stock units, by Walter Energy prior to the spin-off and by the Company subsequent to the spin-off as of December 31, 2010:

	Shares	Aggregate Intrinsic Value ($000)	Weighted Average Contractual Term in Years

Non-vested share activity under Walter Energy’s equity plans prior to spin-off
Outstanding at December 31, 2008	58,477	$1,024	0.71
Vested	(18,566)
Awards remaining with Walter Energy(1)	(17,933)

Outstanding at April 17, 2009	21,978
Non-vested share activity under the Company’s plans subsequent to the spin-off
Replaced units at spin-off(2)	737,486
Granted(3)	182,723
Vested	—
Cancelled	—

Outstanding at December 31, 2009	942,187	$13,502	9.14
Granted	236,104
Vested	(68,814)
Cancelled	(7,081)

Outstanding at December 31, 2010	1,102,396	$19,777	7.86

(1)	Represents restricted stock units of the Company’s employees who elected to retain Walter Energy restricted stock units rather than to convert them to those of the Company in connection with the spin-off.
(2)	Represents additional restricted stock units granted at the spin-off. The number of restricted stock units were equitably adjusted to preserve the holder’s intrinsic value.
(3)	Represents restricted stock and restricted stock units granted after the spin-off.

The weighted-average grant-date fair values of non-vested shares of the Company and Walter Energy granted to employees of the Company during the years ended December 31, 2010, 2009, and 2008 were $14.33, $12.84, and $53.45, respectively. The weighted-average grant-date fair value of non-vested shares of

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

the Company at December 31, 2010 was $9.87. The total intrinsic value of non-vested shares that vested during the years ended December 31, 2010, 2009 and 2008 was $1.0 million, $0, and $0.6 million, respectively. The total fair value of non-vested shares that vested during the years 2010, 2009, and 2008 were $0.5 million, $0, and $0.1 million, respectively.

Share-Based Compensation Expense

The components of share-based compensation expense are presented below:

	December 31,
	2010	2009	2008
	(In millions)

Plans sponsored by Walter Energy	$—	$0.2	$0.5
Walter Investment stock options, restricted stock and restricted stock units	3.8	1.2	—

Total	$3.8	$1.4	$0.5

The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on historical termination behavior, as well as an analysis of actual option forfeitures.

As of December 31, 2010, there was $0.5 million of total unrecognized compensation cost related to unvested stock options granted under the Company’s share option plans. The cost is expected to be recognized over a weighted-average period of 1.4 years. For restricted stock and restricted stock units, there was $1.8 million of total unrecognized compensation cost expected to vest over the weighted-average period of 0.9 years as of December 31, 2010.

14.	Letters of Credit

Walter Energy arranged letters of credit in order to secure the Company’s obligations under certain reinsurance contracts. The outstanding letters of credit were $0, $0, and $9.9 million, at December 31, 2010, 2009, and 2008, respectively. The Company has included letter of credit charges in general and administrative expenses in the amount of $0.5 million, $0.1 million, and $0.2 million for the years ended December 31, 2010, 2009, and 2008, respectively. A letter of credit was canceled by the Company in June 2009. The Company replaced the letter of credit with a deposit of $5.9 million in an insurance trust account used to secure the payments under the Company’s reinsurance agreements. In addition, Marix’s lease contract requires a $600,000 letter of credit be maintained until the earlier of June 1, 2011 or such time as Marix achieves a tangible net worth of $25 million. Marix also maintains six letters of credit totaling $0.1 million which support automated clearing house activity.

15.	Credit Agreements

Syndicated Credit Agreement

On April 20, 2009, the Company entered into a syndicated credit agreement, or the Syndicated Credit Agreement, that establishes a secured $15.0 million bank revolving credit facility, with a letter of credit sub-facility in an amount not to exceed $10.0 million outstanding at any time. The Syndicated Credit Agreement is guaranteed by the subsidiaries of the Company other than Walter Investment Reinsurance, Co., Ltd., Mid-State Capital, LLC, Hanover SPC-A, Inc. and the Company’s securitization trusts. In addition, Walter Energy posted a letter of credit, or the Support Letter of Credit, in an amount equal to $15.7 million to secure the Company’s obligations under the Syndicated Credit Agreement. The loans under the Syndicated Credit Agreement shall be used for general corporate purposes of the Company and its subsidiaries. The Syndicated Credit Agreement contains customary events of default and covenants, including covenants that

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Syndicated Credit Agreement may be due and payable. All loans under the Syndicated Credit Agreement shall be available until the termination date, which is April 20, 2011, at which point all obligations under the Syndicated Credit Agreement shall be due and payable. The commitment fee on the unused portion of the Syndicated Credit Agreement is 0.50%. All loans made under the Syndicated Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.

As of December 31, 2010, no funds have been drawn under the Syndicated Credit Agreement and the Company is in compliance with all covenants.

Revolving Credit Agreement and Security Agreement

On April 20, 2009, the Company entered into a revolving credit agreement and security agreement, or the Revolving Credit Agreement, among the Company, certain of its subsidiaries and Walter Energy, as lender. The Revolving Credit Agreement establishes a guaranteed $10.0 million revolving facility, secured by a pledge of unencumbered assets with an unpaid principal balance of at least $10.0 million. The Revolving Credit Agreement also is guaranteed by the subsidiaries of the Company that guarantee the Syndicated Credit Agreement. The Revolving Credit Agreement is available only after a major hurricane has occurred with projected losses greater than the $2.5 million self-insured retention, or the Revolving Credit Agreement Effective Date. The Revolving Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Revolving Credit Agreement may be due and payable. All loans under the Revolving Credit Agreement shall be available from the Revolving Credit Agreement Effective Date until the termination date, which is April 20, 2011, at which point all obligations under the Revolving Credit Agreement shall be due and payable. Upon initial activation of the Revolving Credit Agreement, the Company will pay Walter Energy a funding fee in an amount equal to $25,000. A commitment fee of 0.50% is payable on the daily amount of the unused commitments after the Revolving Credit Agreement Effective Date. All loans made under the Revolving Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.

As of December 31, 2010, no funds have been drawn under the Revolving Credit Agreement and the Company is in compliance with all covenants.

Support Letter of Credit Agreement

On April 20, 2009, the Company entered into a support letter of credit agreement, or the Support LC Agreement, between the Company and Walter Energy. The Support LC Agreement was entered into in connection with the Support Letter of Credit of $15.7 million and the bonds similarly posted by Walter Energy in support of the Company’s obligations. The Support LC Agreement provides that the Company will reimburse Walter Energy for all costs incurred by it in posting the Support Letter of Credit as well as for any draws under bonds posted in support of the Company. In addition, upon any draw under the Support Letter of Credit, the obligations of the Company to Walter Energy will be secured by a perfected security interest in unencumbered assets with an unpaid principal balance of at least $65.0 million. The Support LC Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. If an event of default

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Support LC Agreement may be due and payable. All obligations under the LC Support Agreement shall be due and payable on April 20, 2011. The Support LC Agreement provides that any draws under the Support Letter of Credit will be deemed to constitute loans of Walter Energy to the Company and will bear interest at a rate equal to LIBOR plus 6.00%.

As of December 31, 2010, no funds have been drawn under the Support Letter of Credit Agreement and the Company is in compliance with all covenants.

16.	Transactions with Walter Energy

Following the spin-off, Walter Investment and Walter Energy have operated independently, and neither has any ownership interest in the other. In order to govern certain of the ongoing relationships between the Company and Walter Energy after the spin-off and to provide mechanisms for an orderly transition, the Company and Walter Energy entered into certain agreements, pursuant to which (a) the Company and Walter Energy provide certain services to each other, (b) the Company and Walter Energy will abide by certain non-compete and non-solicitation arrangements, and (c) the Company and Walter Energy will indemnify each other against certain liabilities arising from their respective businesses. The specified services that the Company and Walter Energy may provide each other, as requested, include tax and accounting services, certain human resources services, communications systems and support, and insurance/risk management. Each party will be compensated for services rendered, as set forth in the Transition Services Agreement. The Transition Services Agreement provides for terms not to exceed 24 months for the various services, with some of the terms capable of extension. See Note 3 for further information regarding the spin-off transaction.

17.	Comprehensive Income and Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income are as follows (in thousands):

	Excess of Additional Postretirement Employee Benefits Liability	Net Amortization of Realized Gain on Closed Hedges	Net Unrealized Gain on Subordinate Security	Total

Balance at December 31, 2008	$1,158	$589	$—	$1,747
Pre-tax amount	(543)	(299)	189	(653)
Tax benefit	1	58	—	59
Change in tax due to REIT conversion	501	289	—	790

Balance at December 31, 2009	1,117	637	189	$1,943
Pre-tax amount	(483)	(280)	19	(744)
Tax benefit	52	—	—	52

Balance at December 31, 2010	$686	$357	$208	$1,251

18.	Common Stock and Earnings Per Share

In accordance with the accounting guidance concerning earnings per share, or EPS, unvested share-based payment awards that include non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are considered participating securities. As a result, the awards are required to be included in the calculation of basic earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised of certain unvested restricted stock and restricted stock units.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Under the two-class method, net income is reduced by the amount of dividends declared in the period for common stock and participating securities. The remaining undistributed earnings are then allocated to common stock and participating securities as if all of the net income for the period had been distributed. Basic earnings per share excludes dilution and is calculated by dividing net income allocable to common shares by the weighted average number of common shares outstanding for the period. Diluted earnings per share is calculated by dividing net income allocable to common shares by the weighted average number of common shares for the period, as adjusted for the potential dilutive effect of non-participating share-based awards.

The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations shown on the face of the accompanying consolidated statements of income (in thousands, except per share data):

	For the Year Ended December 31,
	2010	2009	2008

Basic earnings per share:
Net income	$37,068	$113,779	$2,437
Less: Net income allocated to unvested participating securities	(505)	(603)	—

Net income available to common stockholders (numerator)	$36,563	$113,176	$2,437

Weighted average common shares outstanding	25,713	21,008	19,871
Add: Vested participating securities	719	488	—

Total weighted average common shares outstanding (denominator)	26,432	21,496	19,871

Basic earnings per share	$1.38	$5.26	$0.12

Diluted earnings per share:
Net income	$37,068	$113,779	$2,437
Less: Net income allocated to unvested participating securities	(503)	(601)	—

Net income available to common stockholders (numerator)	$36,565	$113,178	$2,437

Weighted average common shares outstanding	25,713	21,008	19,871
Add: Potentially dilutive stock options and vested participating securities	808	557	—

Diluted weighted average common shares outstanding (denominator)	26,521	21,565	19,871

Diluted earnings per share	$1.38	$5.25	$0.12

The calculation of diluted earnings per share for the years ended December 31, 2010 and 2009, does not include 0.2 million and 0.3 million shares, respectively because their effect would have been anti-dilutive. There were no anti-dilutive shares for the years ended December 31, 2008.

Common Stock Offering

On September 22, 2009, the Company filed a registration statement on Form S-11 with the SEC (Registration Number 333-162067), as amended on October 8, 2009 and October 16, 2009, to offer 5.0 million shares of common stock, or 2009 Offering. In addition, the underwriters of the offering, Credit Suisse and SunTrust Robinson Humphrey, exercised their over-allotment option to purchase an additional 0.8 million shares of common stock. The offering closed on October 21, 2009 with all 5.0 million shares plus the over-allotment of 0.8 million shares sold. This secondary offering of the Company’s common stock, including the exercise of the over-allotment option, generated net proceeds to the Company of approximately $76.8 million, after deducting underwriting discounts and commissions and offering expenses.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Dividends on Common Stock

For 2010, we had a total taxable distribution per common share of $2.00. Of the $2.00, 91.4% represented ordinary income, 8.6% represented long-term capital gain and 0.0% represented return of capital.

19.	REIT Qualification

Effective with the Merger, the Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. The Company’s continuing qualification as a REIT depends on its ability to meet the various requirements imposed by the Code, which relate to organizational structure, distribution levels, diversity of stock ownership and certain restrictions with regard to owned assets and categories of income. As a REIT, the Company will generally not be subject to U.S. federal corporate income tax on its taxable income that is currently distributed to stockholders. Even as a REIT, the Company may be subject to U.S. federal income and excise taxes in various situations, such as on the Company’s undistributed income.

Certain of the Company’s operations or portions thereof, including mortgage advisory and insurance ancillary businesses, are conducted through taxable REIT subsidiaries, or TRSs. A TRS is a C-corporation that has not elected REIT status and, as such, is subject to U.S. federal corporate income tax. The Company’s TRSs facilitate its ability to offer certain services and conduct activities that generally cannot be offered directly by the REIT. The Company also will be required to pay a 100% tax on any net income on non-arm’s length transactions between the REIT and any of its TRSs.

As a consequence of the Company’s qualification as a REIT, the Company was not permitted to retain earnings and profits accumulated during years when the Company was taxed as a C-corporation. Therefore, in order to remain qualified as a REIT, the Company distributed these earnings and profits by making a one-time special distribution to stockholders, which the Company refers to as the “special E&P distribution,” on April 17, 2009. The special E&P distribution, with an aggregate value of approximately $80.0 million, consisted of $16.0 million in cash and approximately 12.7 million shares of WIM common stock valued at approximately $64.0 million.

If the Company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income and applicable state and local tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it fails to qualify as a REIT. Even if the Company qualifies for taxation as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property.

20.	Income Taxes

The Company recorded an income tax expense (benefit) of $1.3 million, $(76.2) million and $3.1 million for the years ended December 31, 2010, 2009 and 2008, respectively. The income tax benefit for the year ended December 31, 2009 was largely due to the reversal of $82.1 million in mortgage-related deferred tax liabilities that were no longer necessary as a result of the Company’s REIT qualification as well as $0.8 million related to the reversal of tax benefits previously reflected in accumulated other comprehensive income. Excluding the tax benefit related to the reversal of deferred tax liabilities, the Company recorded an income tax expense of $5.9 million for the year ended December 31, 2009, which was largely due to the Company’s C-corporation earnings before the Merger and resulting REIT qualification.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Income tax expense (benefit) consists of the following components (in thousands):

	Federal	State and Local	Total

For the years ended December 31:
2010
Current	$1,535	$116	$1,651
Deferred	(323)	(51)	(374)

Total	$1,212	$65	$1,277

2009
Current	$6,248	$(660)	$5,588
Deferred	(76,173)	(5,576)	(81,749)

Total	$(69,925)	$(6,236)	$(76,161)

2008
Current	$11,628	$(752)	$10,876
Deferred	(5,299)	(2,478)	(7,777)

Total	$6,329	$(3,230)	$3,099

The income tax expense at the Company’s effective tax rate differed from the statutory rate as follows (in thousands):

	For the Years Ended December 31,
	2010	2009	2008

Income from operations before income tax expense	$38,345	$37,618	$5,536

Tax provision at the statutory tax rate of 35%(1)	$13,420	$13,166	$1,938
Effect of:
State and local income tax	42	(1,534)	(2,914)
REIT income not subject to federal income tax	(12,198)	(6,658)	—
Non-deductible goodwill	—	—	3,813
REIT conversion	—	(81,293)	—
Other	13	158	262

Tax expense (benefit) recognized	$1,277	$(76,161)	$3,099

Effective tax rate(2)	3.3%	(202.5)%	56.0%

(1)	Statutory tax rate applies to the Company’s income from the taxable REIT subsidiaries for the years ended December 31, 2010 and 2009, as well as income for the period prior to the Merger.
(2)	The Company’s effective tax rate for 2010 was 3.3%, compared to (202.5)% for 2009 and 56.0% for 2008. The effective tax rate for 2009 was significantly different than the rates used in 2010 and 2008 due to the REIT conversion in 2009 and the resulting reversal of deferred taxes. The effective tax rate for 2008 (a pre REIT year) was higher than the statutory rate primarily due to non-deductible goodwill, net of state and local income tax benefits related to uncertain tax positions.

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Deferred tax assets (liabilities) related to the following as of December 31, (in thousands):

	2010	2009

Deferred tax assets:
Accrued expenses	$514	$284
Federal net operating loss carryforwards	3,337	3,337
Other	1,764	1,900

Total deferred tax assets	5,615	5,521
Valuation allowance	(5,101)	(5,101)

Total deferred tax assets, net of valuation allowance	514	420
Deferred tax liabilities:
Prepaid assets	(293)	(593)

Total deferred tax liabilities	(293)	(593)

Net deferred tax assets (liabilities)	$221	$(173)

The deferred tax assets for the respective periods were assessed for recoverability and, where applicable, a valuation allowance was recorded to reduce the total deferred tax asset to an amount that will, more-likely-than-not, be realized in the future. The valuation allowance relates primarily to certain net operating loss carryforwards for which we have concluded it is more-likely-than-not that these items will not be realized in the ordinary course of operations.

Walter Energy filed a consolidated federal and Florida income tax return which includes the Company through April 17, 2009, the date of the spin-off and Merger. The Company provided for federal and state income tax on a modified separate income tax return basis through the date of the spin-off. The income tax expense is based on the statement of income. Current tax liabilities for federal and Florida state income taxes were paid to Walter Energy immediately prior to the spin-off and have been adjusted to include the effect of related party interest income earned from Walter Energy that have not been reflected in the statement of income. Separate company state tax liabilities and uncertain tax position liabilities have also been adjusted to include these related party transactions.

Income Tax Exposure

A dispute exists with regard to federal income taxes owed by the Walter Energy consolidated group. The Company was part of the Walter Energy consolidated group prior to the spin-off and Merger. As such, the Company is jointly and severally liable with Walter Energy for any final taxes, interest and/or penalties owed by the Walter Energy consolidated group during the time that the Company was a part of the Walter Energy consolidated group. According to Walter Energy’s most recent public filing on Form 10-Q, they state that the IRS has filed a proof of claim for a substantial amount of taxes, interest and penalties with respect to fiscal years ended August 31, 1983 through May 31, 1994. The public filing goes on to disclose that the issues have been litigated in bankruptcy court and that an opinion was issued by the court in June 2010 as to the remaining disputed issues. The filing further states that the amounts initially asserted by the IRS do not reflect the subsequent resolution of various issues through settlements or concessions by the parties. Walter Energy believes that those portions of the claim which remain in dispute or are subject to appeal substantially overstate the amount of taxes allegedly owing. However, because of the complexity of the issues presented and the uncertainties associated with litigation, Walter Energy is unable to predict the outcome of the adversary proceeding. Finally, Walter Energy believes that all of its current and prior tax filing positions have substantial merit and intends to defend vigorously any tax claims asserted and that they believe that they have sufficient

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

accruals to address any claims, including interest and penalties. Under the terms of the Tax Separation Agreement between the Company and Walter Energy dated April 17, 2009, Walter Energy is responsible for the payment of all federal income taxes (including any interest or penalties applicable thereto) of the consolidated group, which includes the aforementioned claims of the IRS. However, to the extent that Walter Energy is unable to pay any amounts owed, the Company could be responsible for any unpaid amounts.

In addition, Walter Energy’s most recent public filing disclosed that the IRS completed an audit of Walter Energy’s federal income tax returns for the years ended May 31, 2000 through December 31, 2005. WIM predecessor companies were included within Walter Energy during these years. The IRS issued 30-Day Letters to Walter Energy proposing changes for these tax years which Walter Energy has protested. Walter Energy’s filing states that the disputed issues in this audit period are similar to the issues remaining in the above-referenced dispute and therefore Walter Energy believes that its financial exposure for these years is limited to interest and possible penalties; however, we have no knowledge as to the extent of the claim. In addition, Walter Energy reports that the IRS has begun an audit of Walter Energy’s tax returns filed for 2006 through 2008, however, because the examination is in its early stages Walter Energy cannot estimate the amount of any resulting tax deficiency, if any.

The Tax Separation Agreement also provides that Walter Energy is responsible for the preparation and filing of any tax returns for the consolidated group for the periods when the Company was part of the Walter Energy consolidated group. This arrangement may result in conflicts between Walter Energy and the Company. In addition, the spin-off of WIM from Walter Energy was intended to qualify as a tax-free spin-off under Section 355 of the Code. The Tax Separation Agreement provides generally that if the spin-off is determined not to be tax-free pursuant to Section 355 of the Code, any taxes imposed on Walter Energy or a Walter Energy stockholder as a result of such determination (“Distribution Taxes”) which are the result of the acts or omissions of Walter Energy or its affiliates, will be the responsibility of Walter Energy. However, should Distribution Taxes result from the acts or omissions of the Company or its affiliates, such Distribution Taxes will be the responsibility of the Company. The Tax Separation Agreement goes on to provide that Walter Energy and the Company shall be jointly liable, pursuant to a designated allocation formula, for any Distribution Taxes that are not specifically allocated to Walter Energy or the Company. To the extent that Walter Energy is unable or unwilling to pay any Distribution Taxes for which it is responsible under the Tax Separation Agreement, the Company could be liable for those taxes as a result of being a member of the Walter Energy consolidated group for the year in which the spin-off occurred. The Tax Separation Agreement also provides for payments from Walter Energy in the event that an additional taxable dividend is required to cure a REIT disqualification from the determination of a shortfall in the distribution of non-REIT earnings and profits made immediately following the spin-off. As with Distribution Taxes, the Company will be responsible for this dividend if Walter Energy is unable or unwilling to pay.

Other Tax Exposure

On June 28, 2010, the Alabama Department of Revenue, or ADOR, preliminarily assessed financial institution excise tax of approximately $4.2 million, which includes interest and penalties, on a predecessor entity for the years 2004 through 2008. This tax is imposed on financial institutions doing business in the State of Alabama. The Company has contested the assessment and believes that the Company did not meet the definition of a financial institution doing business in the State of Alabama as defined by the Alabama Tax Code. The ADOR has yet to respond to the Company’s appeal of the preliminary assessment.

Uncertain Tax Position

The Company recognizes tax benefits in accordance with the accounting guidance concerning uncertainty in income taxes. This guidance establishes a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. As of December 31, 2010 and 2009, the total liability for unrecognized tax benefits was $7.7 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

A reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits is as follows (in thousands):

	December 31,
	2010	2009

Gross unrecognized tax benefits at the beginning of the year	$7,671	$8,651
Decreases for tax positions taken in prior years	—	(980)

Gross unrecognized tax benefits at the end of the year	$7,671	$7,671

Accrued interest and penalties	$6,828	$6,297

The Company recognizes interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses. For the years ended December 31, 2010, 2009 and 2008, interest expense includes $0.5 million, $0.2 million and $1.4 million, respectively, for interest accrued on the liability for unrecognized tax benefits.

Taxable Income

The Company’s earnings and profits, which determine the taxability of dividends to stockholders, differs from net income reported for financial reporting purposes, or GAAP income, generally due to timing differences related to the provision for loan losses, amortization of yield adjustments and market discount, among other things. For tax year 2009, an additional difference relates to the debt discharge income of Hanover that occurred prior to the Merger.

Taxable income for the consolidated tax group for 2010 includes the operations of Marix for the period subsequent to the acquisition date (November 1, 2010).

The Company’s structure consists of two discrete tax reporting components: those legal entities that are reported in the REIT tax filing (the REIT itself and tax disregarded entities wholly owned by the REIT) and those entities that file as regular corporations, which are the Company’s TRSs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

A reconciliation of 2010 GAAP income to taxable income is as follows (in thousands):

	For the Year Ended December 31, 2010
	REIT Group	TRS Group	Total

Reported GAAP income before income taxes	$34,854	$3,491	$38,345
Tax adjustments:
Exclusion of debt discharge income	(4,132)	—	(4,132)
Tax amortization of market discount	22,403	—	22,403
GAAP amortization of yield adjustment	(14,022)	—	(14,022)
GAAP provision for loan losses	13,053	—	13,053
Compensation timing differences	1,189	(155)	1,034
Loan costs previously deducted	2,659	—	2,659
Marix purchase gain differences	—	709	709
Non deductible contingent interest	531	—	531
Retirement benefits timing differences	(303)	—	(303)
Other	60	(63)	(3)

Taxable income before dividends paid deduction	56,292	3,982	60,274
Dividends paid deduction	(56,292)	—	(56,292)

Taxable income	$—	$3,982	$3,982

A reconciliation of 2009 GAAP income to taxable income is as follows (in thousands):

	For the Year Ended December 31, 2009
	REIT Group	TRS Group	Total

Reported GAAP income before income taxes	$31,785	$5,833	$37,618
Hanover pre-Merger income (loss) before income taxes	38,968	(676)	38,292
WIM pre-Merger income before income taxes	(13,123)	—	(13,123)

Adjusted GAAP income before income taxes	57,630	5,157	62,787
Tax adjustments:
Exclusion of debt discharge income	(43,730)	—	(43,730)
Tax amortization of market discount	22,130	—	22,130
GAAP amortization of yield adjustment	(10,303)	—	(10,303)
GAAP provision for loan losses	10,154	—	10,154
Disallowed pre-Merger loss	—	676	676
Other	(291)	36	(255)

Taxable income before dividends paid deduction	35,590	5,869	41,459
Dividends paid deduction	(35,590)	—	(35,590)

Taxable income	$—	$5,869	$5,869

The most significant recurring difference between the Company’s income before income taxes for GAAP purposes and the Company’s taxable income before the dividends paid deduction is the tax treatment of “market discount.” Market discount is the excess of the stated balance of residential loan principal over the tax basis of the Company’s residential loans. Because of a certain transaction that occurred immediately prior to the Merger, the tax basis of each residential loan in the portfolio was reset to an amount which was, in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

aggregate, approximately $400.0 million less than stated principal balance and approximately $219.0 million less than the carrying value of the portfolio. During 2010, additional loans were purchased at discounts. The market discount results in a substantial increase to taxable interest income over time, as the discount is required to be recognized for tax purposes as a yield adjustment as monthly principal payments are received.

In 2009, the largest adjustment to arrive at taxable income was the result of the excluded debt discharge income resulting from the Company’s repurchase of debt obligations at discounts from principal outstanding.

The dividends paid deduction for qualifying dividends paid to the Company’s stockholders excludes dividend equivalents paid to holders of the Company’s participating share-based awards due to the treatment of dividend equivalents as compensation expense for tax purposes.

21.	Segment Reporting

As a result of the acquisition of GTCS Holdings LLC on July 1, 2011, the Company has been reorganized into three reportable segments based primarily on its services as described below. Therefore, segment operating results have been recast to present these reportable segments for each of the years ended December 31, 2010, 2009 and 2008 along with a reconciliation to the total consolidated financial results of the Company.

•

Servicing — consists of operations that perform servicing for third-party investors of residential mortgages, manufactured housing and consumer installment loans and contracts, as well as for the Loans and Residuals segment.

•

Insurance — consists of operations providing voluntary and forced-placed insurance for residential real estate, as well as life and health insurance products through insurance agencies and a reinsurer to third-party insureds and to the Loans and Residuals segment.

•	Loans and Residuals — consists of securitized and unencumbered residential loan portfolios and real estate owned and the related mortgage-backed debt.

•	Other — consists of advisory services.

Presented in the tables below are the Company’s financial results by reportable segment reconciled to the consolidated income (loss) before income taxes and total assets by reportable segment reconciled to consolidated total assets (in thousands).

	For the Year Ended December 31, 2010
	Business Segments				Reclassifications
	Servicing	Insurance	Loans and Residuals	Other	and Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$22,238	$—	$—	$—	$(19,971)	$2,267
Interest income on loans	—	—	166,188	—	—	166,188
Insurance revenue	—	11,513	—	—	(2,350)	9,163
Other income	783	322	189	2,005	—	3,299

Total revenues	23,021	11,835	166,377	2,005	(22,321)	180,917
EXPENSES:
Interest expense	—	—	81,729	—	982	82,711
Provision for loan losses	—	—	6,526	—	—	6,526
Depreciation and amortization	367	—	—	16	—	383
Other expenses, net	37,626	13,128	25,549	4,210	(23,303)	57,210

Total expenses	37,993	13,128	113,804	4,226	(22,321)	146,830
OTHER INCOME (EXPENSE):
Gains on debt extinguishments	—	—	4,258	—	—	4,258

Total other income (expense)	—	—	4,258	—	—	4,258

Income (loss) before income taxes	$(14,972)	$(1,293)	$56,831	$(2,221)	$—	$38,345

	At December 31, 2010
Total assets	$185,261	$16,032	$1,694,197	$—	$—	$1,895,490

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

	For the Year Ended December 31, 2009
	Business Segments				Reclassifications
	Servicing	Insurance	Loans and Residuals	Other	and Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$12,053	$—	$—	$—	$(12,053)	$—
Interest income on loans	—	—	175,372	—	—	175,372
Insurance revenue	—	12,818	—	—	(2,777)	10,041
Other income	286	1,189	241	1,213	—	2,929

Total revenues	12,339	14,007	175,613	1,213	(14,830)	188,342
EXPENSES:
Interest expense	—	—	88,647	—	1,079	89,726
Provision for loan losses	—	—	9,441	—	—	9,441
Depreciation and amortization	394	8	—	34	—	436
Other expenses, net	31,941	11,001	22,981	1,107	(15,909)	51,121

Total expenses	32,335	11,009	121,069	1,141	(14,830)	150,724

Income (loss) before income taxes	$(19,996)	$2,998	$54,544	$72	$—	$37,618

	At December 31, 2009
Total assets	$170,541	$13,421	$1,703,294	$418	$—	$1,887,674

	For the Year Ended December 31, 2008
	Business Segments
	Servicing	Insurance	Loans and Residuals	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$11,585	$—	$—	$(11,585)	$—
Interest income on loans	—	—	191,063	—	191,063
Insurance revenue	—	11,773	—	(2,540)	9,233
Other income	320	100	—	—	420

Total revenues	11,905	11,873	191,063	(14,125)	200,716
EXPENSES:
Interest expense	—	—	117,141	1,955	119,096
Provision for loan losses	—	—	13,103	—	13,103
Depreciation and amortization	311	105	—	—	416
Other expenses, net	39,375	13,936	25,334	(16,080)	62,565

Total expenses	39,686	14,041	155,578	(14,125)	195,180

Income (loss) before income taxes	$(27,781)	$(2,168)	$35,485	$—	$5,536

		At December 31, 2008
Total assets	$21,726	$8,194	$1,868,921	$—	$1,898,841

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

22.	Commitments and Contingencies

Securities Sold with Recourse

In October 1998, Hanover sold 15 adjustable-rate FNMA certificates and 19 fixed-rate FNMA certificates that the Company received in a swap for certain adjustable-rate and fixed-rate mortgage loans. These securities were sold with recourse. Accordingly, the Company retains credit risk with respect to the principal amount of these mortgage securities. As of December 31, 2010, the unpaid principal balance of the 14 remaining mortgage securities was approximately $1.5 million.

Employment Agreements

At December 31, 2010, the Company had employment agreements with its senior officers, with varying terms that provide for, among other things, base salary, bonus, and change-in-control provisions that are subject to the occurrence of certain triggering events.

Lease Obligations

The Company leases office space and office equipment under various operating lease agreements with terms expiring through 2016, exclusive of renewal option periods. Rent expense was $2.0 million, $1.5 million, and $1.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. Future minimum payments under operating leases as of December 31, 2010 are as follows (in thousands):

2011	$1,943
2012	1,552
2013	743
2014	660
2015	671
Thereafter	225

Total	$5,794

Income Tax Exposure

The Company is currently engaged in litigation with regard to federal income tax disputes; see Note 20 for further information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

Purchase Commitments

As of December 31, 2010, we had commitments to purchase pools of residential loans amounting to $67.3 million. These commitments are not binding on the seller or the Company and the proposed purchases may or may not close.

Miscellaneous Litigation

The Company is a party to a number of lawsuits arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such litigation will not have a materially adverse effect on the Company’s financial condition, results of operations or cash flows. See Note 2 for further information.

23.	Quarterly Results of Operations (Unaudited)

The following table summarizes our unaudited results of operations on a quarterly basis. The sum of the quarterly earnings per share amounts do not equal the amount reported for the full year since per shares amounts are computed independently for each quarter and for the full year based on respective weighted average shares outstanding and other dilutive potential shares and units.

	December 31,(2)	September 30,	June 30,	March 31,

2010
Total net interest income	$21,272	$20,991	$20,860	$20,354
Less: Provision for loan losses(1)	1,985	1,377	1,709	1,455

Total net interest income after provision for loan losses	19,287	19,614	19,151	18,899
Total non-interest income	5,880	2,215	3,183	3,451
Total non-interest expenses(1)	14,011	11,831	13,386	14,107

Income before income taxes	11,156	9,998	8,948	8,243
Income tax expense	449	312	385	131

Net income	$10,707	$9,686	$8,563	$8,112

Basic income per common and common equivalent share	$0.40	$0.36	$0.32	$0.30
Weighted average common and common equivalent shares outstanding — basic	26,493,676	26,474,001	26,414,338	26,343,279
Diluted income per common and common equivalent share	$0.40	$0.36	$0.32	$0.30
Weighted average common and common equivalent shares outstanding — diluted	26,611,786	26,569,897	26,512,492	26,403,281

WALTER INVESTMENT MANAGEMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —

(Continued)

	December 31,(2)	September 30,	June 30,	March 31,

2009
Total net interest income	$20,093	$20,790	$22,023	$22,740
Less: Provision for loan losses(1)	2,140	1,864	2,590	2,847

Total net interest income after provision for loan losses	17,953	18,926	19,433	19,893
Total non-interest income	2,818	3,288	3,639	3,225
Total non-interest expenses(1)	12,684	12,626	14,486	11,761

Income before income taxes	8,087	9,588	8,586	11,357
Income tax expense (benefit)	(436)	1,345	(81,225)	4,155

Net income	$8,523	$8,243	$89,811	$7,202

Basic income per common and common equivalent share	$0.34	$0.40	$4.33	$0.36
Weighted average common and common equivalent shares outstanding — basic	25,074,070	20,586,199	20,750,501	19,871,205
Diluted income per common and common equivalent share	$0.34	$0.40	$4.30	$0.36
Weighted average common and common equivalent shares outstanding — diluted	25,172,433	20,687,965	20,910,099	19,871,205

(1)	The quarters prior to December for 2010 and 2009 have been reclassified to conform to the current year presentation. The amounts presented reflect real estate loan expenses, net as a separate line item. The amounts were previously reflected as a portion of provision for loan losses.
(2)	The amounts for the fourth quarter 2010 include the impact of the Marix acquisition of ($0.4) million, additional gain on extinguishment of mortgage-backed debt of $2.6 million, the effect of the change to the estimate of the allowance for uncollectible servicing advances of $2.5 million, as well as the annual adjustment to the Company’s incurred but not reported insurance reserve to the actuarial report of $1.3 million